EXHIBIT (c)(vii)

Queensland Treasury Corporation Annual Report for the Year Ended June 30, 2018.

FORWARD-LOOKING STATEMENTS

This exhibit contains forward-looking statements. Statements that are not historical facts, including statements about the State of Queensland’s (the “State” or “Queensland”) beliefs and expectations, are forward-looking statements. These statements are based on current plans, budgets, estimates and projections and therefore you should not place undue reliance on them. The words “believe”, “may”, “will”, “should”, “estimate”, “continue”, “anticipate”, “intend”, “expect”, “forecast” and similar words are intended to identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and neither the Queensland Treasury Corporation nor the State undertake any obligation to update publicly any of them in light of new information or future events.

Forward-looking statements are based on current plans, estimates and projections and, therefore, undue reliance should not be placed on them. Although the Queensland Treasury Corporation and the State believe that the beliefs and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such beliefs and expectations will prove to have been correct. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. Factors that could cause the actual outcomes to differ materially from those expressed or implied in forward-looking statements include:

•	the international and Australian economies, and in particular the rates of growth (or contraction) of the State’s major trading partners;

•

the effects, both internationally and in Australia, of any subsequent economic downturn, the effect of ongoing economic, banking and sovereign debt risk, and any stalling of the protracted United States recovery;

•	increases or decreases in international and Australian domestic interest rates;

•	changes in the State’s domestic consumption;

•	changes in the State’s labor force participation and productivity;

•	downgrades in the credit ratings of the State and Australia;

•	changes in the rate of inflation in the State;

•	changes in environmental and other regulation; and

•	changes in the distribution of revenue from the Commonwealth of Australia Government to the State.

ANNUAL REPORT

2017-18

AUDAX AT FIDELIS

QUEENSLAND TREASURY CORPORATION

ANNUAL REPORT 2017-18 QUEENSLAND TREASURY CORPORATION

Contents

Queensland Treasury Corporation	2

Role and responsibilities	3

Chairman’s and Chief Executive’s report	4

Creating value for the State and clients	6

Achieving sustainable access to funding	8

Achieving organisational excellence	10

Corporate governance	12

Financial Statements	17

Appendix A – Statutory and mandatory disclosures	56

Appendix B – Glossary	57

Appendix C – Compliance checklist	58

Appendix D – Contacts	59

29 August 2018

The Honourable Jackie Trad MP

Deputy Premier, Treasurer and Minister for Aboriginal and Torres Strait Islander Partnerships

GPO Box 611

Brisbane QLD 4001

Dear Treasurer

I am pleased to present the Annual Report 2017–18 and financial statements for Queensland Treasury Corporation.

I certify that this Annual Report complies with:

•	the prescribed requirements of the Financial Accountability Act 2009 and the Financial and Performance Management Standard 2009, and

•	the detailed requirements set out in the Annual Report requirements for Queensland Government agencies.

A checklist outlining the annual reporting requirements can be found at page 58 of this Annual Report or accessed at www.qtc.com.au.

Sincerely

Gerard Bradley

Chairman

LEVEL 31, 111 EAGLE STREET, BRISBANE QUEENSLAND AUSTRALIA 4000

GPO BOX 1096, BRISBANE QUEENSLAND AUSTRALIA 4001

T: 07 3842 4600  •  F: 07 3221 4122  •  QTC.COM.AU

ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION	01

Queensland Treasury Corporation

Queensland Treasury Corporation (QTC) has a statutory responsibility to advance the financial position of the State, and a mandate to manage and minimise financial risk in the public sector and provide value-adding financial solutions to its public sector clients. Established under the Queensland Treasury Corporation Act 1988, QTC is a corporation sole, reporting through the Under Treasurer to the Treasurer and the Queensland Parliament.

Vision Securing Queensland’s financial success

Mission To deliver optimal financial outcomes through sound funding and financial risk management

Values

Client focus We build strong partnerships with our clients to deliver simple and well-designed solutions that achieve quality outcomes for Queensland.

Team spirit We work as one team, taking joint responsibility for achieving our vision and collaborating to achieve outstanding performance.

Excellence We aim for excellence using flexible and agile processes to continuously improve.

Respect We show respect by recognising contributions, welcoming ideas, acting with honesty, being inclusive and embracing diversity.

Integrity We inspire trust and confidence in our colleagues, clients, stakeholders and investors by upholding strong professional and ethical standards.

2018-22 Strategic Goals
1 State and client value
2 Sustainable funding
3 Organisational excellence

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Role and responsibilities

As the Queensland Government’s central financing authority, Queensland Treasury Corporation plays a pivotal role in securing the State’s financial success.

With a focus on whole-of-State outcomes, QTC provides a range of financial services to the State and its public sector entities, including local governments. These services include debt funding and management, cash management facilities, financial risk management advisory services, and specialist public finance education.

Debt funding and management

QTC borrows funds in the domestic and global markets in the most cost-effective manner and in a way that minimises liquidity risk and refinancing risk. QTC achieves significant economies of scale and scope by issuing, managing and administering the State’s debt funding.

QTC works closely with Queensland’s public sector entities, including local governments, to assist them to effectively manage their financial transactions, minimise their financial risk and achieve the best financial solutions for their organisation and the State.

Cash management facilities

QTC assists the State’s public sector entities to make the best use of their surplus cash balances within a conservative risk management framework. It offers overnight and fixed-term facilities and a managed cash fund.

Financial risk management advisory services

QTC offers a range of financial risk management advisory services to clients, including:

•	support to ensure financial risks are identified and effectively managed

•	advice on financial and commercial considerations

•	expertise in financial transactions and structures

•	project management support to deliver key project outcomes, and

•	collaboration with the financial markets and private sector institutions.

Specialist public finance education

QTC offers a range of education and training courses through its partnership with the University of Queensland, that complements its products and advisory services and allows it to share its specialist financial, commercial, treasury management and risk management expertise with clients. Courses are developed and delivered by experienced professionals and industry experts.

ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION	03

Chairman’s and Chief Executive’s report

In 2017-18, Queensland Treasury Corporation (QTC) delivered significant whole-of-State and client benefits, funded the State’s $7 billion borrowing program and realised an operating profit of $94 million from its capital market operations.

Funding the State

Ongoing investor demand for QTC’s AUD benchmark bonds supported the successful execution of the $7 billion 2017-18 borrowing program.

While global economic conditions have continued to improve, political and geopolitical tensions have contributed to increased market volatility in the operating environment. Queensland has benefited from stronger commodity prices, which has enabled the Government to reduce its debt without impacting frontline services or targeted infrastructure spending. The State’s borrowing requirements for new money are forecast to remain modest over the next two financial years, before increasing to support large-scale infrastructure projects.

Against this backdrop, QTC achieved strong funding outcomes, including:

•   Early completion of the $7 billion 2017-18 borrowing program and pre-funding of an additional $3.5 billion towards future borrowing programs, a total of $10.5 billion

•   Issuance of $8 billion of benchmark bonds, including one new benchmark bond maturing in 2030 that helped smooth and extend QTC’s bond maturity profile

•   Issuance of $2 billion into a new floating rate note, maturing in 2022, and

•   Strong returns and benchmark outperformance of QTC’s Capital Guaranteed Cash Fund, which remains one of the largest managed funds in Australia with $8.3 billion under management.

Operating results

In 2017-18, QTC recorded an operating profit after tax from its capital markets operations of $94 million (2016-17: $129 million), mainly attributable to earnings on capital, plus fair value accounting gains associated with the management of QTC’s funding task and balance sheet.

Separate from QTC’s capital markets operations, QTC’s long-term assets, which comprises the investments set aside primarily to support the State’s defined benefit superannuation, recorded an after tax operating loss of $194 million (2016-17: $224 million profit). These long term assets were transferred to QTC by the Queensland Government under an administrative arrangement in 2008; in return, QTC issued fixed-rate notes to the State that provide a fixed rate of return. The operating loss represents the difference between the return received net of fees ($1.9 billion) on the assets managed by QIC, and the return ($2.1 billion) provided by QTC under the Fixed Rate Note agreement with Treasury. While QTC bears the fluctuations in the value and returns on the asset portfolio, there is no cash flow effect for QTC. Any losses incurred by this segment have no impact on QTC’s capital markets activities or its ability to meet its obligations.

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Credit ratings

In the year under review, both Standard & Poor’s and Moody’s Investors Service reaffirmed Queensland’s and QTC’s credit ratings. QTC is rated AA+/A-1+/Stable and Aa1/P-1/Stable by Standard & Poor’s and Moody’s Investor Services respectively. These stable ratings are a key reason for continued demand from domestic and global investors for QTC debt.

Value delivered for the State

In 2017-18, QTC prioritised client advisory initiatives that would provide the greatest opportunity for service improvements and the creation of value for the client and the State. Some of these highlights included:

•	working with Queensland Treasury to review the programs and expenditure of three major clients

•	working with Queensland Health to develop ‘future state’ design for their supply chain, and optimise procurement services

•	developing financial forecasting models to improve business outcomes for three Government departments

•	advising the Department of Environment and Science on the development of the State’s new waste levy

•	centralising the State’s cash holdings, in line with the Government’s Debt Action Plan

•	providing cash management products that provided both performance and flexibility to help clients maximise the value of their surplus funds, and

•	working with local governments to implement asset management improvement projects, complete strategic financial reviews, and develop a high-level diagnostic tool to assess councils’ financial and infrastructure health.

QTC also helped enhance financial capability across the public sector through its education partnership with the University of Queensland. Over the year, more than 1,200 participants completed financial education courses; these courses achieved an average evaluation rating of nine out of 10.

Organisational excellence

With its ongoing focus on organisational excellence, QTC continues to provide its employees with both the opportunity and the environment to prioritise their activities to maximise the delivery of real value to the State. During the year, a number of system and process improvements have been implemented, improving accuracy, efficiency and security.

Risk management has remained an active priority, with ongoing commitment to QTC’s enterprise-wide risk management framework.

Employee engagement is tracking well, with 2018 survey results showing overall employee engagement at 74% (financial services benchmark is 62%), which is aligned to the top 10% of responses when compared to survey participants from more than 50 financial services organisations globally.

Changes to Board membership

Queensland Treasury department representative on the QTC Capital Markets Board, Warwick Agnew, resigned from the Board on 25 May 2018 following his appointment as Director-General of the Department of Local Government, Racing and Multicultural Affairs. Stephen Roberts resigned from the Board on 1 June 2018. Both Mr Agnew and Mr Roberts made a significant contribution to QTC’s success during their respective tenures and, on behalf of the Board, we thank them for their dedication and contribution.

Positioned for ongoing success

QTC’s achievements in the 2017-18 financial year have demonstrated significant performance outcomes against each of its three strategic goals — to deliver value to the State and its clients; to ensure access to sustainable funding; and to achieve organisational excellence — and provided measurable increases in organisational capability and efficiency.

With QTC’s expert leadership team and talented employees, we are confident QTC will be able to contribute a significant, meaningful and tangible benefit to help secure the State’s financial success in 2018-19 financial year and beyond.

G P BRADLEY	P C NOBLE
Chairman	Chief Executive
29 August 2018	29 August 2018

ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION	05

Creating value for the State and clients

In 2017-18, QTC contributed significant, positive financial results for the State and its public sector entities through the delivery of debt funding and management, cash management, and financial advisory services. Underpinning this success has been a continued focus on delivering whole-of-State outcomes by providing advice and identifying initiatives that enable clients to make better business decisions.

Financial advice for the State’s public sector

In the year under review, QTC completed a broad range of financial advisory assignments to assist its clients and the State to address financial risk management issues and make informed business decisions. QTC’s client engagements are focused on areas of government that provide the greatest opportunity for service improvements and the creation of value for the client and the State. Assignments included:

•	program and spend reviews for clients including Queensland Police Service, Department of Housing and Public Works and Queensland Corrective Services

•	‘future state’ design for the Queensland Health supply chain

•	optimisation of Queensland Health’s procurement services

•	pricing framework and pricing strategy development for a range of clients

•	revenue and pricing modelling to support water and wastewater valuation model updates, and

•	developing financial forecasting models to improve business outcomes for the departments of Justice and Attorney General, and Health and Education.

QTC’s advisory assignments range in scope, complexity and monetary value and contribute to creating the best outcomes for Queensland.

Enhancing cash management opportunities

Building on the work completed in the 2016-17 financial year in partnership with Queensland Treasury, QTC facilitated a centralisation of cash holdings. This is aligned to the Government’s Debt Action Plan, providing a net accounting interest benefit of $29 million.

Financial advice supporting major policy initiatives

QTC provided financial advice supporting major policy initiatives in economic agencies, including:

•	Agriculture: Independent Productivity Enhancement Scheme review for Queensland Rural and Industry Development Authority (QRIDA) resulted in 11 recommendations to deliver a more targeted approach to value capture, support the desired policy outcomes, and estimate and increase public benefits
•	Natural Resources: Completion of three competitive tender assessments for Department of Natural Resources, Mines and Energy confirming the financial capability of tenderers

•	Racing Queensland: Designed a country and regional racing package as part of an overall racing infrastructure plan, providing a major component of the overall commercial plan for the growth of racing in Queensland and to ensure sustainable communities, and

•	Land restoration: Assisted the Department of Environment and Queensland Treasury in establishing the Land Restoration Fund, including structural and funding advice, green bond funding and creation and monetisation of carbon credits.

Fostering strong relationships with local governments

Throughout the year, QTC has worked closely with local government clients and assisted them to identify and mitigate business risks including:

•	asset management improvement projects, including development of a detailed asset management roadmap to improve local government asset management practices

•	completing strategic financial reviews for a number of local councils, and

•	development of a High Level Diagnostic tool to assess councils’ financial and infrastructure health in a condensed timeframe.

QTC has also supported local and regional Queensland in partnership with local governments through a range of activities including:

•	sponsorship and provision of content and speakers for the 6th Local Government Financial Sustainability Summit, and

•	undertaking numerous regional site visits, in order to better understand regional economic opportunities and gain insights into the unique challenges of each region.

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100% of eligible clients now transacting online via QTC Link	$8.3 billion funds under management in QTC’s Cash Fund

QTC 2024 Green Bond awarded Finance Asia Green Bond of the Year in 2017 Deal Achievement awards	Finance Education courses provided to more than 1,200 participants

Facilitating sustainable funding

QTC continued to build on the success of its inaugural Green Bond issue by becoming a programmatic issuer. QTC also increased the size of its Climate Bonds Initiative (CBI) eligible asset pool to $4.6 billion through the verification of additional low carbon electrified transport assets.

High quality debt and cash management products

QTC continued to provide low-cost loans and high-performing investment facilities throughout 2017-18.

Debt management

QTC has continued to successfully deliver its core mandate of providing clients with a lower cost of funds by capturing the significant economies of scale and scope in the issuance, management and administration of the State’s debt.

Cash management

QTC offers cash management products that enable its clients to maximise the value of their surplus funds. In 2017-18, QTC’s Capital Guaranteed Cash Fund provided strong returns and outperformed its benchmark, the Bloomberg AusBond Bank Bill Index, by 73 basis points. The Cash Fund continues to offer flexibility by providing clients with same-day liquidity as required. At the end of the 2017-18 financial year it remained one of the largest managed funds in Australia with $8.3 billion under management.

Client access website portal

In 2017-18, QTC upgraded QTC Link – QTC’s industry-standard online transaction platform, and transitioned 100 per cent of eligible clients to transacting online.

Education program

Through the partnership with the University of Queensland (UQ), QTC provided finance education courses to more than 1,200 participants. These courses were provided as a mixture of workshops, masterclasses and webinars. Average post-course evaluation rating was nine out of 10. The program is on budget under the sharing arrangement with UQ.

Loans to clients

	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 18 A$000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 17 A$000
General Government*	31 200 556	33 655 316
Energy	24 603 252	24 999 435
Water	13 891 586	13 994 598
Local governments	6 136 975	6 449 434
Transport	4 944 732	4 891 024
Education	731 388	710 367
Other	443 294	402 234

Total	81 951 783	85 102 408

* General Government includes Departments (Education and Training, Housing and Public Works, State Development, Transport and Main Roads, Health and Treasury.)

ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION	07

Achieving sustainable access to funding

In 2017-18, QTC raised $7 billion of term debt to meet its clients’ annual funding requirements and refinance debt maturities. QTC also undertook an additional $3.5 billion pre-funding, reducing future borrowing programs. During the year, QTC issued a new 2030 benchmark bond and 2022 floating rate note to further smooth and extend its maturity profile and diversify its investor base.

On 11 October 2017, QTC issued $1.75 billion into a new 2030 benchmark bond line

QTC’s mobile-friendly website has information about QTC and Queensland for institutional investors

Raised $10.5 billion to meet the State’s borrowing requirement, including $3.5 billion in prefunding

Strong liquid benchmark bond program $124 billion QTC bonds traded in the secondary market

Meeting the State’s funding requirements

QTC continued to demonstrate its reputation as a premium issuer with its investors, through the high-quality execution of term debt issuance. Using the strength of its AA+ credit rating, QTC provided the market with diverse, liquid lines that resulted in $10.5 billion being successfully raised for the Queensland Government’s current and future borrowing and refinancing requirements.

The original estimated term debt requirement for 2017-18 was $6.8 billion. This was revised up to $7 billion following the Government’s Mid-Year Fiscal and Economic Review, released in December 2017.

QTC undertook a range of activities to complete its annual borrowing program and support its bonds in the market, including:

•	completing the term debt requirement of $7 billion

•	prefunding $3.5 billion towards future funding requirements

•	issuing $8 billion of benchmark bonds, including one new benchmark bond maturing in 2030

•	issuing one new floating rate note maturing in 2022, and

•	issuing $475 million into the 2047 bond, increasing this line to $505 million.

QTC maintained its focus on providing its Fixed Income Distribution Group and investor base with flexibility and transparency.

On 13 June 2018, QTC announced its indicative $8 billion term debt borrowing requirement for the 2018 -19 fiscal year.

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Funding performance

QTC’s proactive management of the borrowing program and the management of its client funding and balance sheet activities helped to smooth and extend its maturity profile and support QTC’s bond spreads. Management of QTC’s liquid assets, funding execution and balance sheet asset and liability management provided significant savings during 2017-18, while QTC’s total debt outstanding as at 30 June 2018 was approximately $89 billion.

QTC’s issuance strategy continues to support its commitment to a diverse range of funding sources to complement its core A$ benchmark bonds. This diversity has seen it utilise a variety of instruments in the past year, including bond maturities out to 30 years and a new floating rate note. Investor demand remained solid for QTC’s primary issuance, with all public issuances oversubscribed.

In 2017-18, QTC proactively managed its bond maturity profile to reduce refinancing risk by achieving more even maturities across the curve. This included reducing late 2018 and 2019 maturities by $1.6 billion to reduce refinancing risk, improve credit metrics and smooth and extend the maturity profile.

The issuance of $1.75 billion in a new 2030 benchmark bond and increasing the 2047 non-benchmark bond by $475 million also contributed to smoothing and extending QTC’s maturity profile.

In May 2018, QTC released its first Green Bond Report which detailed the allocation of proceeds from its inaugural issuance. It also announced that QTC has become a programmatic issuer of Climate Bonds Initiative (CBI) certified green bonds, an increase to its eligible project pool to more than AUD4 billion and enhancements to its green bond approach. These developments increase the scope and ability for future green bond issuance to support the State Government’s focus on transitioning to a low-carbon economy.

QTC continued to focus on activities to expand its investor base, delivering an effective domestic and global investor relationship program during the year. Open and transparent communication with the market remains a focus. QTC continued to regularly engage with both its Fixed Income Distribution Group and investors through its funding and markets team.

Funding facilities

As at 30 June 2018

QTC has a diverse range of funding facilities in a variety of markets and currencies. The majority of QTC’s funding is sourced through long-term debt facilities, with QTC’s AUD benchmark bonds being the principal source of funding.

OVERVIEW AS AT 30 JUNE 2018		PROGRAM LIMIT ($M)	MATURITIES	CURRENCIES
	Domestic T-Note	Unlimited	7–365 days	AUD
Short-term	Euro CP	USD10,000	1–364 days	Multi-currency
	US CP	USD10,000	1–270 days	USD
	AUD Bond	Unlimited	12 benchmark lines: 2019-2028, 2030 and 2033	AUD
			2 AGG* lines: 2019-2021	AUD
			1 QTC Green Bond: 2024	AUD
Long-term			2 floating rate note: 2018 and 2022
			1 capital indexed bond: 2030	AUD
1 AUD non-benchmark line: 2047
	Euro MTN	USD10,000	Any maturity subject to market regulations	Multi-currency
	US MTN	USD10,000	9 months - 30 years	Multi-currency

*AGG – Australian Government Guaranteed

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Achieving organisational excellence

QTC is committed to maintaining high organisational standards to provide an environment where corporate goals can be achieved and organisational risks are actively monitored and addressed.

Operational excellence

QTC’s continued focus on organisational excellence has ensured the ongoing realisation of benefits and optimised the foundation from which its core funding and advisory business is delivered. These benefits are providing employees with both the opportunity and the environment to prioritise their activities to maximise the delivery of real value to the State.

Measurable improvements have been made in the operational accuracy and efficiency of the production of client statements, implementation of enhanced system functionality, and reduction in reconciliation completion times and the need for employees to work outside business hours.

Access to secure information has been streamlined, providing a more efficient working environment, as well as improved client communication and project analytics.

Corporate risk management and efficiency

QTC manages its risks within an enterprise-wide risk management framework. The framework supports the achievement of QTC’s corporate objectives by providing assurance that QTC’s risks are identified, assessed and adequately and appropriately managed.

QTC produces a risk appetite statement that sets the tone from the top for risk management and establishes clear boundaries in which QTC’s material risks should be managed.

The framework identifies key internal controls, and through periodic attestation by control owners, assurance is given to management and the Board that these controls are operating effectively.

The outcome of the 2017-18 internal audit program was positive with 12 internal audits conducted and completed successfully.

Throughout 2017–18, QTC managed its portfolio market risk exposures, including interest rate, foreign exchange and counterparty risk, within its Board-approved risk management framework. QTC continues to hold a portfolio of diverse, liquid financial securities to meet the State’s liquidity requirements, consistent with its internal and external policies.

High performance workforce

QTC competes with the global financial industry to attract and retain its high calibre employees. Pursuant to the Queensland Treasury Corporation Act 1988, QTC employees are hired on individual contracts, with employment practices aligned to the financial markets in which it operates.

QTC’s Board regularly reviews QTC’s remuneration framework, which comprises fixed and variable remuneration. The reviews are benchmarked against remuneration data from the Financial Institutions Remuneration Group (FIRG) which provides salary survey data for the Australian finance industry. QTC’s variable remuneration framework provides an opportunity for an annual short-term incentive for eligible employees, designed to ensure market competitiveness and reward outstanding organisational, group and individual performance. The QTC Board approves the entitlement to, and the quantum of, the annual review of fixed remuneration and variable short-term incentives.

With an articulated commitment to our employees to enable ‘the best work of their careers’, key focus areas this year have been on delivering against our leadership and professional development strategies in order to strengthen organisational capability. Key initiatives have included:

•	strategic workforce planning to align to our organisational vision

•	targeted leadership programs across all leadership levels

•	professional development and stretch project opportunities

•	talent management and succession planning programs, and

•	culture and diversity programs.

Enterprise and team-based development programs have been delivered with a focus on culture and team development.

An employee engagement survey conducted in early 2018 resulted in an employee engagement result of 74 per cent, which places QTC at around the 90th percentile of the benchmark data. The engagement survey metric on leadership capability demonstrated that QTC’s leaders are at the 99th percentile of the benchmark data, reflecting the success of our programs in enabling leadership growth.

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Diversity and wellbeing

QTC’s Inclusion and Diversity Strategy recognises that diversity of perspective and experience improves performance, manages risk, and improves decision-making. Under the strategy’s three priority streams of culture, disability and gender, a number of initiatives were implemented, including:

•	an International Women’s Day event with a focus on employment opportunities for women in regional Queensland

•	continuation of two partnerships with external organisations to provide employment opportunities for people with a disability, and

•	activities to celebrate our cultural diversity and the 26 nationalities represented in QTC’s workforce.

QTC’s policies support flexible working, where flexibility will contribute to QTC achieving its corporate objectives. Flexible working arrangements in place during the reporting period included part-time work, job share, purchased annual leave, phased retirement and flexible hours of work.

QTC has a corporate health and wellbeing program (Fit 4 Work), that provides activities to promote physical and mental wellbeing. Activities for the 2017-18 financial year have included flu vaccinations, health assessments, skin checks, corporate games, healthy eating seminars, and mental health and resilience sessions.

QTC regularly reviews and updates its policies and procedures to comply with legislative changes and reflect best practice, and to ensure employees have access to avenues through which to raise concerns, including an internal grievance process.

Workforce profile 2017–18

Full-time equivalent staff (including fixed-term employees)	188
Permanent retention rate	85.2%
Permanent separation rate	14.8%
Permanent average tenure	5.9 years

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Corporate governance

QTC is committed to maintaining high standards of corporate governance to support its strong market reputation and ensure that organisational goals are met and risks are monitored and appropriately addressed. QTC’s corporate governance practices are continually reviewed and updated in line with industry guidelines and standards.

QTC and its Boards

QTC was established by the Queensland Treasury Corporation Act 1988 (the QTC Act) as a corporation sole (ie, a corporation that consists solely of a nominated office holder). The Under Treasurer of Queensland is QTC’s nominated office holder. QTC has delegated its powers to its two boards:

•	the Queensland Treasury Corporation Capital Markets Board (the Board), which was established in 1991 and manages all of QTC’s operations except those relating to certain superannuation and other long-term assets, and

•	the Long Term Asset Advisory Board, which was established in July 2008 and advises in relation to certain superannuation and other long-term assets that were transferred to QTC from Queensland Treasury on 1 July 2008.

QTC Capital Markets Board

QTC and the Capital Markets Board have agreed the terms and administrative arrangements for the exercise of the powers that have been delegated to the Board by the Under Treasurer as QTC’s corporate sole.

The Board operates in accordance with its charter, which sets out its commitment to various corporate governance principles and standards, the roles and responsibilities of the Board and its members (based on its delegated powers), and the conduct of meetings. The charter provides that the role and functions of the Board are:

•	overseeing QTC, including its control and accountability systems

•	approving the strategic direction of QTC and significant corporate strategic initiatives

•	approving key policies and corporate performance objectives

•	setting the risk appetite within which management is expected to operate

•	approving the annual budget as proposed by management

•	approving financial and other reporting to the market and stakeholders

•	approving the remuneration framework

•	monitoring of financial, operational and corporate performance against agreed outcomes
•	monitoring and measuring the performance of QTC’s management and implementation of strategy and policies, including assessing whether appropriate resources are available

•	reviewing and monitoring systems of risk management and internal compliance and controls

•	monitoring compliance with all relevant legal, tax and regulatory obligations

•	appointing the Chief Executive, and

•	overseeing executive management development and succession planning.

The Board typically holds monthly meetings (except in January, April and November) and may, whenever necessary, hold additional meetings.

Board appointments

The Board comprises members who are appointed by the Governor-in-Council, pursuant to section 10(2) of the QTC Act, with consideration given to each Board member’s qualifications, experience, skills, strategic ability and commitment to contribute to QTC’s performance and achievement of its corporate objectives. QTC’s Board is entirely constituted of non-executive directors.

Conflict of interest

Board members are required to monitor and disclose any actual or potential conflicts of interest. Unless the Board determines otherwise, a conflicted Board member may not receive any Board papers, attend any meetings or take part in any decisions relating to declared interests.

Performance and remuneration

To ensure continuous improvement and to enhance overall effectiveness, the Board conducts an annual assessment of its performance as a whole. Board members’ remuneration is determined by the Governor-in-Council (details are disclosed in QTC’s financial statements).

Board committees

The Board has established three committees, each with its own charter, to assist it in overseeing and governing various QTC activities.

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Accounts and Audit Committee

The Accounts and Audit Committee has responsibility for:

•	the effectiveness of internal controls surrounding key financial and operational processes

•	overseeing risk and risk management (limited to those matters not undertaken by the Funding and Markets Committee, the Human Resources Committee or the Board)

•	oversight of the integrity of the financial statements, and

•	the adequacy and effectiveness of audit activities.

The Accounts and Audit Committee must have at least three members and meet at least four times a year.

During the year, the Accounts and Audit Committee recommended the adoption of annual financial statements, reviewed external and internal audit reports and the progress in implementing the recommendations from those reports, and reviewed the Queensland Audit Office’s Client Service Plan and QTC’s Internal Audit Plan.

QTC’s Accounts and Audit Committee has observed the terms of its charter and had due regard to the Audit Committee Guidelines.

Human Resources Committee

The Human Resources Committee has responsibility for a range of human resource matters, including:

•	the appropriateness of any new or amended human resources related key policies

•	the employment terms and conditions as they relate to matters of policy or an issue of significance (individual employee contract of employment)

•	compliance with relevant legislation relating to human resources

•	the framework for the remuneration and performance reviews

•	the outcomes of review of performance and remuneration for QTC employees and QTC teams

•	significant issues relating to the people environment at QTC, including the integrity and consistency of QTC’s corporate culture relative to ethical conduct and probity

•	QTC’s succession plan for the executive management team and executive development and any risks associated with the adequacy of the talent pipeline

•	strategic workforce planning and operational resource planning, and

•	strategies to positively influence QTC’s high performance culture and risk management processes.

In addition, the Committee oversees the adequacy and effectiveness of risk management (including residual risks) relating to people and culture.

The Human Resources Committee must have at least three members and meet at least three times a year. The Human Resources Committee has observed its charter.

Funding and Markets Committee

The core responsibilities of the Funding and Markets Committee are to assist the Board in fulfilling its corporate governance responsibilities in regard to the performance and risk management of QTC’s funding and markets activities. This includes making recommendations about:

•	policy framework to enhance the risk and performance outcomes achieved in the management of QTC’s funding and markets risks, and

•	the effectiveness of management of QTC’s funding and market activities within the policy framework and alignment with QTC’s risk appetite.

QTC’s funding and market activities reviewed and assessed by the Committee include:

•	QTC’s ability to access suitable funding markets to meet the State’s borrowing requirements and maintain appropriate levels of liquidity

•	the adequacy and appropriateness of QTC’s Financial Markets Risk Policy

•	whether the risk appetite in the funding and markets area is appropriate and whether QTC’s policies are consistent with the Board’s approved risk appetite while still achieving appropriate performance

•	liquidity pool performance

•	Cash Fund and Asset and Liability Management portfolio performance, and

•	operational risk of QTC’s funding and market activities. The Committee must have at least three members and meet at least four times a year. The Funding and Markets Committee has observed its charter.

Meetings held

	BOARD	ACCOUNTS & AUDIT COMMITTEE	FUNDING & MARKETS COMMITTEE	HUMAN RESOURCES COMMITTEE
Ordinary meetings held	9	5	4	4
Gerard Bradley	9	1	4	4
Warwick Agnew*	8	5	—	—
Tonianne Dwyer	9	—	—	4
Anne Parkin	9	4	—	4
Stephen Roberts^	6	—	3	—
Jim Stening	9	—	3	—
Karen Smith-Pomeroy	8	5	—	—

^	Mr Roberts resigned from the Board on 1 June 2018.
*	Mr Agnew resigned from the Board on 25 May 2018.

ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION	13

QTC’s Capital Markets Board as at 30 June 2018

Board members are appointed by the Governor-in-Council, pursuant to section 10(2) of the QTC Act on the recommendation of the Treasurer and in consultation with the Under Treasurer. Members are chosen on their ability and commitment to contribute to QTC’s performance and achievement of its stated objectives.

GERARD BRADLEY

BCOM, DIPADVACC, FCA, FCPA, FAICD, FIML

Chair

Appointed 10 May 2012

with tenure to 30 June 2019

Board Committees

•  Member, Human Resources Committee

•  Member, Funding and Markets Committee

Gerard Bradley was the Under Treasurer and Under Secretary of the Queensland Treasury Department from 1998 to 2012, prior to his appointment as the Chair of QTC’s Board. He was also a QTC Board member from 2000-2007.

Mr Bradley has extensive experience in public sector finance gained in both the Queensland and South Australian treasury departments. He was Under Treasurer of the South Australian Department of Treasury and Finance from 1996 to 1998, and of Queensland’s Treasury Department from 1995 to 1996. Mr Bradley held various positions in Queensland Treasury from 1976 to 1995, with responsibility for the preparation and management of the State Budget and the fiscal and economic development of Queensland.

He is currently a Non-Executive Director and Chairman of Queensland Treasury Holdings Pty Ltd and related companies, and a Non-Executive Director of Star Entertainment Group Ltd, Pinnacle Investment Management Group Limited and the Winston Churchill Memorial Trust.

WARWICK AGNEW BECON, MSOCSC (ECON), MAPPFIN GRADUATE OF AUSTRALIAN INSTITUTE OF COMPANY DIRECTORS Appointed 13 November 2014 Resigned 25 May 2018 Board Committee • Member, Accounts and Audit Committee

Warwick Agnew was Queensland Treasury’s Deputy Under Treasurer, Agency Performance and Investment, previously holding the positions of Deputy Under Treasurer, Commercial Advisory and prior the department’s Chief Operating Officer. Throughout his career, Mr Agnew has held senior leadership positions across both public and private sector organisations including roles with Queensland Treasury and Trade, Queensland Treasury Corporation and ASX-listed entities, Macquarie Capital and Transfield Services.

Mr Agnew resigned from the Board on 25 May 2018.

TONIANNE DWYER BJURIS (HONS), LLB (HONS), GAICD Appointed 14 February 2013 with tenure to 30 June 2020 Board Committee • Chair, Human Resources Committee

Tonianne Dwyer is a lawyer by profession, with a career of more than 25 years in international investment banking and finance in both executive management and board positions.

Ms Dwyer’s executive experience covered a broad range of sectors, including real estate investment and development, financial services, health and aged care, education, research and development, and media. She held senior roles with Hambros Bank Limited, Societe Generale and Quintain Estates & Development PLC including a role with the finance division of the UK Department of Health. Over her executive career she had experience in the UK, Europe and Wall Street.

Ms Dwyer currently holds directorships with Metcash Limited, DEXUS Property Group, DEXUS Wholesale Property Fund, ALS Limited and Oz Minerals Limited. She is also a Senator and Deputy Chancellor of the University of Queensland and a Director of Chief Executive Women Limited.

14	ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION

ANNE PARKIN

B SCIENCE (HONS), DIP. ED, GRAD DIP SEC, MBA, MAICD, F FIN

Appointed 1 July 2016

with tenure to 30 June 2019

Board Committees

•  Member, Accounts and Audit Committee

•  Member, Human Resources Committee

Anne Parkin has more than 25 years’ of international management and board level experience across Asia-Pacific banking and financial services.

Ms Parkin has held diverse leadership roles in domestic and global broking and banking, superannuation administration, retail management and education, in both the public and private sectors. At an executive level, Ms Parkin has experience operating in highly regulated businesses including banking with Credit Suisse, UBS, and in Australian superannuation.

Ms Parkin is Chairman of Eco Fuels Innovations and previously, was a Non-Executive Director of both Credit Suisse Securities in Malaysia and the Philippines. As an Executive Director, she was a member of the Hong Kong Control Committee responsible for oversight of operational risk for Credit Suisse Hong Kong and its affiliates, while as Operations Executive, she was accountable for operational matters with local regulators including the Hong Kong Monetary Authority and Hong Kong Securities & Futures Commission.

In recognition of her expertise in the Asia-Pacific, Ms Parkin was invited to participate in the Asia Securities Industry & Financial Markets Association (ASIFMA).

STEPHEN ROBERTS BECON Appointed 8 June 2017 Resigned 1 June 2018 Board Committee • Member, Funding and Markets Committee

Stephen Roberts has extensive investment banking, leadership and governance expertise, developed across his career in the global financial markets. He is the former Chief Executive and Chief Country Officer of Citigroup Australia, where he was responsible for the Citi franchise in Australia and New Zealand. Prior to that, Mr Roberts was the Managing Director, Institutional Business, Citigroup Australia, and held senior roles with Salomon Brothers/ Citigroup Hong Kong, Lehman Brothers in Hong Kong, Salomon Brothers in London, Melbourne, Sydney and New York.

Mr Roberts resigned from the Board on 1 June 2018.

KAREN SMITH-POMEROY ADIP (ACCOUNTING), GAICD, FIPA, FFIN Appointed 9 July 2015 with tenure to 8 July 2019 Board Committee • Chair, Accounts and Audit Committee

Karen Smith-Pomeroy is an experienced financial services senior executive with a specialty in risk and governance. Ms Smith-Pomeroy held senior executive roles with Suncorp Group Limited from 1997 to 2014, including Chief Risk Officer Suncorp Bank from 2009 to 2013, and Executive Director, Suncorp Group subsidiary entities from 2009 to 2014. She has also held positions on a number of Boards including CS Energy Limited and Tarong Energy Corporation Limited.

Ms Smith-Pomeroy is a Non-Executive Director of National Affordable Housing Consortium Limited, Stanwell Corporation Limited, InFocus Wealth Management Limited and Kina Securities Limited. She is a Queensland Advisory Board member of Australian Super and is also an Independent Audit Committee member of the Queensland Department of Local Government, Racing and Multicultural Affairs and South Bank Corporation.

JIM STENING DIPFINSERV, FAICD Appointed 13 November 2014 with tenure to 30 June 2020 Board Committee • Chair, Funding and Markets Committee

Jim Stening has more than 30 years’ experience in financial markets in the fixed income asset class, including hands-on trading and investing in Australian and global capital markets. Mr Stening has extensive experience in debt markets, business development, executive management and corporate governance across a diverse range of economic cycles. He has held senior roles at NAB, Merrill Lynch and Banco Santander.

Mr Stening is the founder and Managing Director of FIIG Securities Limited, Australia’s largest specialist fixed-income firm and a Non-Executive Director of related companies, Chairman of Ozfish Unlimited Limited, and a Fellow of the Australian Institute of Company Directors.

ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION	15

Long Term Asset Advisory Board

The Long Term Asset Advisory Board (LTAAB) is responsible for managing the reserves set aside for future government liabilities (such as superannuation and insurance).

The LTAAB has power delegated from QTC to:

•	manage the sufficiency of the funding of superannuation and insurance liabilities

•	set investment objectives and strategies for the assets held to meet those liabilities

•	determine the most appropriate investment structure, and

•	monitor investment performance.

The LTAAB holds meetings at least four times per year and held four meetings in the year under review.

The LTAAB members are appointed by the Governor-in-Council, pursuant to section 10(2) of the QTC Act.

The members of LTAAB are:

Name	Position
Jim Murphy, Under Treasurer	Chairperson
Philip Noble, Chief Executive, QTC	Member
Wayne Cannon, State Actuary	Member
Alison Rayner, Deputy Under Treasurer (Economic and Fiscal)	Member
Warwick Agnew*, Deputy Under Treasurer Member (Agency Performance and Investment)

*	Mr Agnew resigned from the Board on 25 May 2018

The LTAAB has observed its charter.

Auditors

In accordance with the provisions of the Auditor-General Act 2009, the Queensland Audit Office is the external auditor for QTC. The Queensland Audit Office has the responsibility for providing Queensland’s Parliament with assurances as to the adequacy of QTC’s discharge of its financial and administrative obligations.

The Financial and Performance Management Standard 2009 (Qld) (Standard) governs the operation of QTC’s internal audit function. QTC outsourced its independent internal audit function to Ernst and Young (EY) for the 2017-18 financial year. Internal audit reports to the Accounts and Audit Committee and is conducted under an Internal Audit Policy, consistent with the relevant audit and ethical standards. The role of internal audit is to support QTC’s corporate governance framework by providing the Board (through the Accounts and Audit Committee) with:

•	assurance that QTC has effective, efficient and economical internal controls in place to support the achievement of its objectives, including the management of risk, and
•	advice with respect to QTC’s internal controls and business processes.

Internal audit is responsible for:

•	developing an annual audit plan, based on the assessment of financial and business risks aligned with QTC’s strategic goals and objectives, as well as material risks, and approved by the Accounts and Audit Committee

•	providing regular audit reports and periodic program management reports to the management team and the Accounts and Audit Committee, and

•	working constructively with QTC’s management team to challenge and improve established and proposed practices and to put forward ideas for process improvement.

In the year under review, EY completed its internal audits in accordance with the approved annual audit plan.

QTC has had due regard to Treasury’s Audit Committee guidelines, in establishing and supervising its outsourced internal audit function and, together with the Accounts and Audit Committee, in overseeing and monitoring the internal audit function.

Management team

The responsibility for the day-to-day operation and administration of QTC is delegated by the Board to the Chief Executive and the Executive Management Team. The Chief Executive is appointed by the Board. Executives are appointed by the Chief Executive. As with the Board, all Executive Management Team appointments are made on the basis of qualifications, experience, skills, strategic ability, and commitment to contribute to QTC’s performance and achievement of its corporate objectives.

QTC’s Executive Management Team as at 30 June 2018

Philip Noble	Chief Executive
Grant Bush	Deputy Chief Executive and Managing Director, Funding and Markets
Mark Girard	Managing Director, Client Advisory
Rupert Haywood	Managing Director, Risk and Financial Operations
Jane Keating	Managing Director, Corporate Services

16	ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION

Financial Statements

For the year ended 30 June 2018

Statement of comprehensive income	18

Balance sheet	19

Statement of changes in equity	20

Statement of cash flows	21

Notes to the Financial Statements	22

∎ Capital Markets Operations	26

∎ Long Term Assets	41

∎ Other information	45

Certificate of the Queensland Treasury Corporation	50

Independent Auditor’s report	51

ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION	17

Statement of comprehensive income

For the year ended 30 June 2018

	NOTE	2018 $000	2017 $000

CAPITAL MARKETS OPERATIONS

Net gain/(loss) on financial instruments at fair value through profit or loss
Gain on financial assets	3	3 333 057	574 993
Loss on financial liabilities	3	(3 239 917)	(476 872)
		93 140	98 121

Other income
Fee income		82 915	82 135
Lease income		27 494	37 218
Amortisation of cross border lease deferred income		—	29 298
		110 409	148 651

Expenses
Administration expenses	4	(73 734)	(73 575)
Depreciation on leased assets	7	(21 282)	(29 813)
Loss on disposal of plant and machinery		(243)	—
		(95 259)	(103 388)
Profit from capital markets operations before income tax		108 290	143 384
Income tax expense	5	(13 958)	(14 200)
Profit from capital markets operations after income tax		94 332	129 184

LONG TERM ASSETS

Net return from investments in long term assets
Net change in fair value of unit trusts		2 000 286	2 382 036
Interest on fixed rate notes		(2 095 376)	(2 065 828)
Management fees		(98 608)	(91 617)
(Loss)/profit from long term assets		(193 698)	224 591

Total net (loss)/profit for the year after tax		(99 366)	353 775

Total comprehensive (loss)/income attributable to the owner		(99 366)	353 775

Total comprehensive (loss)/income derived from:
Capital Markets Operations		94 332	129 184
Long Term Assets		(193 698)	224 591

Total comprehensive (loss)/income		(99 366)	353 775

The accompanying notes form an integral part of these financial statements.

Note: Throughout these financial statements the Capital Markets Operations and the Long Term Assets operations have been disclosed separately to distinguish between QTC’s main central treasury management role and its additional responsibilities following the transfer of the State’s superannuation and other long term assets (refer note 1).

18	ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION

Balance sheet

As at 30 June 2018

	NOTE		2018 $000	2017 $000
ASSETS – CAPITAL MARKETS OPERATIONS
Cash and cash equivalents	6		640 668	2 124 768
Receivables			7 484	4 018
Assets held for sale	7		59 385	92 101
Financial assets at fair value through profit or loss	8		20 528 480	19 268 151
Derivative financial assets	9		130 115	337 559
Onlendings	10		81 951 783	85 101 958
Property, plant and equipment	14		4 585	4 483
Intangible assets			17 051	19 189
Deferred tax asset			4 695	2 710
			103 344 246	106 954 937

ASSETS – LONG TERM ASSETS
Financial assets at fair value through profit or loss	16		30 487 950	31 714 458
			30 487 950	31 714 458

Total Assets			133 832 196	138 669 395

LIABILITIES – CAPITAL MARKETS OPERATIONS
Payables			29 551	34 948
Derivative financial liabilities	9		95 210	175 192
Financial liabilities at fair value through profit or loss
- Interest-bearing liabilities	11	(a)	96 532 449	98 462 982
- Deposits	11	(b)	6 213 544	7 428 891
Provision for dividend	24		—	500 000
Other liabilities			39 559	13 322
			102 910 313	106 615 335
LIABILITIES – LONG TERM ASSETS
Financial liabilities at amortised cost			29 766 334	30 799 145
			29 766 334	30 799 145

Total Liabilities			132 676 647	137 414 480

NET ASSETS			1 155 549	1 254 915

EQUITY - CAPITAL MARKETS OPERATIONS
Retained surplus			433 933	339 601
			433 933	339 601

EQUITY - LONG TERM ASSETS
Retained surplus			721 616	915 314
			721 616	915 314

Total Equity			1 155 549	1 254 915

The accompanying notes form an integral part of these financial statements.

ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION	19

Statement of changes in equity

For the year ended 30 June 2018

	NOTE	CAPITAL MARKETS OPERATIONS	LONG TERM ASSETS
		RETAINED SURPLUS $000	RETAINED SURPLUS $000	TOTAL EQUITY $000
Balance at 1 July 2016		710 417	690 723	1 401 140
Profit for the year		129 184	224 591	353 775
Transactions with owners in their capacity as owners:
Repatriation dividend provided for or paid	24	(500 000)	—	(500 000)
Balance at 30 June 2017		339 601	915 314	1 254 915

Balance at 1 July 2017		339 601	915 314	1 254 915
Profit/(loss) for the year		94 332	(193 698)	(99 366)
Transactions with owners in their capacity as owners:
Dividend provided for or paid	24	—	—	—
Balance at 30 June 2018		433 933	721 616	1 155 549

The accompanying notes form an integral part of these financial statements.

20	ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION

Statement of cash flows

For the year ended 30 June 2018

	NOTE		2018 $000	2017 $000
CAPITAL MARKETS OPERATIONS

Cash flows from operating activities
Interest received from onlendings			3 499 874	4 000 692
Interest received from investments and other sources			689 971	595 279
Fees received			87 494	81 667
Net GST			(25)	317
Interest paid on interest-bearing liabilities			(4 257 305)	(4 609 029)
Interest paid on deposits			(192 704)	(183 508)
Administration expenses paid			(77 444)	(67 596)
Income tax paid			(13 538)	(9 654)
Net cash used in operating activities	15	(a)	(263 677)	(191 832)

Cash flows from investing activities
Proceeds from sale of investments			48 538 404	30 801 805
Payments for investments			(49 831 212)	(33 662 640)
Net onlendings received			2 326 299	1 868 187
Proceeds from sale/(payment) of intangibles			46	(3 390)
Proceeds from sale of property, plant and equipment			11 189	10 471
Payments for property, plant and equipment			(1 074)	(3 905)
Net cash provided by/(used in) investing activities			1 043 652	(989 472)

Cash flows from financing activities
Proceeds from interest-bearing liabilities			53 165 066	50 575 339
Repayment of interest-bearing liabilities			(53 762 986)	(48 937 845)
Net deposits (advanced)/received			(1 166 155)	573 961
Dividends paid			(500 000)	(47 000)
Net cash (used in)/provided by financing activities	15	(b)	(2 264 075)	2 164 455

Net (decrease)/increase in cash and cash equivalents held			(1 484 100)	983 151
Cash and cash equivalents at 1 July			2 124 768	1 141 617
Cash and cash equivalents at 30 June	6		640 668	2 124 768
LONG TERM ASSETS

No external cash flow is generated from the long term assets (refer note 1).

The accompanying notes form an integral part of these financial statements.

ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION	21

Notes to the Financial Statements

For the year ended 30 June 2018

Contents

1	General information	22

2	Significant accounting policies and other explanatory information	23

Capital Markets Operations

3	Net gain/(loss) on financial instruments at fair value through profit or loss	26

4	Administration expenses	26

5	Income tax expense	27

6	Cash and cash equivalents	27

7	Assets held for sale	27

8	Financial assets at fair value through profit or loss	28

9	Derivative financial assets and derivative financial liabilities	28

10	Onlendings	29

11	Financial liabilities at fair value through profit or loss	29

12	Financial risk management	32

13	Fair value hierarchy	37

14	Property, plant and equipment	39

15	Notes to the statement of cash flows	39

Long Term Assets

16	Financial assets at fair value through profit or loss	41

17	Financial risk management	42

18	Fair value hierarchy	43

Other information

19	Contingent liabilities	45

20	Related party transactions	45

21	Key management personnel	46

22	Auditor’s remuneration	48

23	Investments in companies	49

24	Dividends	49

25	Events subsequent to balance date	49
1	General information

Queensland Treasury Corporation (QTC) is constituted under the Queensland Treasury Corporation Act 1988 (the Act), with the Under Treasurer designated as the Corporation Sole under section 5 (2) of the Act. QTC is domiciled in Queensland, Australia, with its principal place of business being 111 Eagle Street, Brisbane, Queensland. QTC’s ultimate parent is the State of Queensland.

Capital Markets Operations

QTC is the Queensland Government’s central financing authority. QTC also provides a range of financial services to the State and its public sector entities, including local governments. QTC’s Capital Markets Operations include debt funding and management, cash management facilities, financial risk management advisory services, and specialist public finance education.

These services are undertaken on a cost-recovery basis with QTC lending at an interest rate based on its cost of funds and passing the benefits/costs of liability and asset management on to its clients. These activities can also generate a profit largely reflecting the interest earned from its own investments held for capital and liquidity purposes. In undertaking these activities, QTC maintains adequate capital to manage its risks.

Long Term Assets

QTC holds a portfolio of assets which were transferred to QTC by the State Government. These assets are held to fund superannuation and other long-term obligations of the State. The Long Term Assets are held in unit trusts managed by QIC Limited (QIC). In return, QTC has issued the State fixed rate notes with an interest rate of 7.0 per cent which is the expected long term average rate of return on the portfolio overseen by the Long Term Asset Advisory Board (LTAAB). This has resulted in the State receiving a fixed rate of return on the notes, while QTC absorbs the impact of fluctuations in the value and returns on the asset portfolio.

LTAAB is responsible for the oversight of the Long Term Assets which do not form part of QTC’s day-to-day Capital Markets Operations.

22	ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

For the year ended 30 June 2018

2	Significant accounting policies and other explanatory information

The principal accounting policies adopted in the preparation of the financial report are set out below and in the relevant notes to the financial statements.

(a)	Basis of preparation

These general purpose financial statements for the year ended 30 June 2018 have been prepared in accordance with Australian Accounting Standards (AASB) and interpretations adopted by the Australian Accounting Standards Board, the Financial Accountability Act 2009, the Financial and Performance Management Standard 2009, and the Financial Reporting Requirements for Queensland Government Agencies (as applicable to statutory bodies).

Compliance with International Financial Reporting Standards

QTC’s financial statements comply with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board. QTC has elected to comply with the requirements of IFRS as if it is a for-profit entity. Reporting as a for-profit entity does not materially change the financial statements of the Corporation.

Changes in accounting policy, disclosures, standards and interpretations

The accounting policies adopted are consistent with those of the previous financial year

New accounting standards

This year, the Corporation has applied AASB 2016-2: Amendments to Australian Accounting Standards – Disclosure Initiative: Amendments to AASB 107 for the first time. The Corporation has disclosed more information to explain changes in liabilities arising from financing activities, including cash flows and non-cash flow changes. This is included in Note 15(b) – Notes to the Statement of Cash Flow. All other new and amended accounting standards effective for the financial year were adopted.

Standards and interpretations not yet adopted

Certain new accounting standards have been issued that are not mandatory for the current reporting period. Application of these standards is mandatory for annual reporting periods starting from 1 January 2018 onwards. For QTC this will be the 2018-19 financial year. The Corporation’s assessment of the impact of material changes from these standards is set out below:

(i)	AASB 9 Financial Instruments

AASB 9 Financial Instruments replaces AASB 139 Financial Instruments: Recognition and Measurement. It has been developed in order to simplify and address deficiencies in AASB 139. The main changes in the standard impacting QTC relate to classification and impairment of financial assets.

Classification of financial assets

Classification groups will change from the previous four categories model to a simplified three measurement basis - fair value through profit & loss (FVTPL), fair value through other comprehensive income, and amortised cost. QTC will continue to measure all financial instruments using the FVTPL measurement basis. Therefore there will be no measurement change as a result of the new standard.

Impairment of financial assets

AASB 9 introduces a new ‘expected credit loss’ (ECL) model for determining impairment losses for financial assets which results in earlier recognition of losses than the existing standard. Entities are required to make an allowance for:

•	expected credit losses on all financial assets held at amortised cost or at fair value through other comprehensive income;

•	all loan commitments not measured at fair value through profit or loss;

•	financial guarantee contracts to which AASB 9 is applied and that are not accounted for at fair value through profit or loss; and

•	lease receivables that are within the scope of AASB 117 Leases, and trade receivables or contract assets within the scope of AASB 15 Revenue from Contracts with Customers that give rise to an unconditional right to consideration.

With the exception of trade receivables, the ECL model does not apply to entities that measure financial assets at FVTPL such as QTC. For trade receivables or contract assets that do not contain a significant financing component, a loss allowance should be measured at initial recognition and throughout the life of the receivable at an amount equal to the lifetime ECL. QTC has adopted an expected credit loss model which will be applied to aged debt at the end of each reporting period. Based on QTC’s historical credit loss experience no impact to the financial statements is expected by adopting the ECL.

(ii)	AASB 15 Revenue from Contracts with Customers

AASB 15 Revenue from Contracts with Customers replaces AASB 118 Revenue. The intention is to provide greater consistency, comparability and uniformity of reporting of revenue across the globe. Currently the timing of revenue recognition is based primarily on the transfer of risks and rewards. This has led to subjective assessment and potential mismatch in the reporting of revenue. The new standard focuses on when control of goods/services has transferred to the customer. It contains five principles that an entity will apply to determine the amount and timing of revenue. The underlying principle is for an entity to recognise revenue as it transfers goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services.

ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION	23

Notes to the Financial Statements

For the year ended 30 June 2018

2	Significant accounting policies and other explanatory information continued

AASB 15 explicitly excludes from its scope transactions governed by AASB 9 Financial Instruments. For QTC this relates to interest income. Fees from the provision of onlendings, cash management fees and guarantees fees come under the scope of AASB 15. QTC will apply the five step approach with revenue recognised over time as per client mandates. This will not change how QTC currently recognises revenue for these items. Where QTC acts principally as an agent to arrange the provision of services by another third party, no advisory fee revenue is recognised as these contracts are structured by QTC on a cost recovery basis. Where advisory fees are paid by a client for the use of QTC services, this revenue will be recognised by QTC as each performance obligation is completed. A detailed assessment will be made each reporting period on all outstanding client contracts.

(iii)	AASB 16 Leases

AASB 16 Leases is effective for annual periods beginning on or after 1 January 2019. The new standard will change the accounting by lessees and result in the recognition of almost all leases on the balance sheet. For lessees, the standard requires the recognition of a right to use asset and a liability for the present value of future lease commitments. This will result in the current lease for QTC’s principal office at 111 Eagle Street and car parking leases being recognised on Balance Sheet. The present value of the current leasing commitments that will be added to the Balance Sheet (both as an asset and liability) is $27 million. For lessors, the standard remains substantially unchanged and lessors will continue to distinguish between operating and finance leases.

Other than as noted above, the adoption of various Australian Accounting Standards and Interpretations on issue but not yet effective is not expected to have a material impact on the financial statements of the Corporation. However, the pronouncements may result in minor changes to how information is currently disclosed.

Basis of measurement

These financial statements are prepared on the basis of fair value measurement of assets and liabilities except where otherwise stated. Fair value is the amount for which an asset could be exchanged or liability settled between knowledgeable, willing parties in an arm’s length transaction.

Functional and presentation currency

These financial statements are presented in Australian dollars which is QTC’s functional currency.

Classification of assets and liabilities

The balance sheet is presented on a liquidity basis. Assets and liabilities are presented in decreasing order of liquidity and are not distinguished between current and non-current.

(b)	Foreign currency

Foreign currency transactions are initially translated into Australian dollars at the rate of exchange applying at the date of the transaction. At balance date, amounts payable to and by QTC in foreign currencies have been valued using current exchange rates after taking into account interest rates and accrued interest. Exchange gains/losses are brought to account in the statement of comprehensive income.

(c)	Collateral

QTC enters into a range of transactions with counterparties which require the lodgement of collateral subject to agreed market thresholds. Where these thresholds are exceeded, QTC may be required to either pledge assets to, or be entitled to receive pledged assets from, the counterparty to secure these transactions. The assets pledged or received are primarily in the form of cash.

(d)	Financial assets and liabilities

Financial assets on initial recognition are classified into the following categories:

•	Cash and cash equivalents

•	Financial assets at fair value through profit or loss

•	Derivative financial instruments, and

•	Onlendings

•	Financial liabilities are measured at fair value through profit or loss and include:

•	Interest-bearing liabilities, and

•	Deposits

Financial assets and liabilities are recognised in the balance sheet when QTC becomes party to the contractual provisions of the financial instrument, which is the settlement date of the transaction. A financial asset is derecognised when the contractual rights to the cash flows from the financial assets expire or are transferred and no longer controlled by QTC. A financial liability is derecognised when the obligation specified in the contract is discharged, cancelled or expires.

Financial assets and liabilities are measured at fair value through profit or loss by reference to quoted market exit prices where available. If quoted market prices are not available, then fair values are estimated on the basis of pricing models or other recognised valuation techniques.

QTC uses mid-market rates as the basis for establishing fair values of quoted financial instruments with offsetting risk positions. In general, the risk characteristics of funds borrowed, together with the financial derivatives used to manage interest rate and foreign currency risks, closely match those of funds onlent. In all other cases, the bid-offer spread is applied where material.

Gains and losses on financial assets and liabilities at fair value through profit or loss are brought to account in the statement of comprehensive income.

(e)	Offsetting financial instruments

QTC offsets financial assets and liabilities where there is a legally enforceable right to set-off, and there is an intention to settle on a net basis or to realise the asset and settle the liability simultaneously (refer note 12(c)(iv)).

24	ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

For the year ended 30 June 2018

2	Significant accounting policies and other explanatory information continued

(f)	Repurchase agreements

Securities sold under agreements to repurchase at an agreed price are retained within the financial assets at fair value through profit or loss category while the obligation to repurchase is disclosed as a financial liability at fair value through profit or loss.

(g)	Lease income

Lease income from operating leases where QTC is the lessor is recognised as income on a straight line basis over the lease term.

(h)	Fee income

Fee income includes:

•	Management fee income, which represents income earned from the management of QTC’s onlendings and deposits, is recognised on an accrual basis when the service has been provided

•	Professional fees, which are recognised in the period the services are provided to the extent that it is probable that the economic benefits will flow to QTC and can be measured reliably, and

•	Revenue on financial guarantees, which are recognised at inception and on an ongoing basis over the contract term. As the probability of default is extremely low due to counter indemnities, the revenue receivable is reflective of fair value.

(i)	Profits/losses

Unless otherwise determined by the Governor in Council, the Queensland Treasury Corporation Act 1988 requires that all profits shall accrue to the benefit of the State Consolidated Fund and all losses shall be the responsibility of the State Consolidated Fund. Return of profits to the Consolidated Fund is made by way of dividends which are provided for following approval by the Board after considering QTC’s capital requirements.

(j)	Intangible assets

Costs incurred to acquire computer software licences and to develop the specific software are capitalised. These assets are amortised on a straight-line basis over the period of expected benefit, which is usually between three and ten years.

(k)	Impairment

The carrying value of non-financial assets is reviewed at each reporting date or where there is an indication of impairment. If an indication of impairment exists, the asset’s recoverable amount is determined. Any amount by which the asset’s carrying amount exceeds the recoverable amount is recorded as an impairment loss. The asset’s recoverable amount is determined as the higher of the asset’s fair value less cost of disposal or value in use.

(l)	Employee benefits

A liability is recognised for employee benefits including salaries, annual leave, long service leave and short-term incentives where there is a present or constructive obligation as a result of past service. The liability is based on the amount expected to be paid provided that the obligation can be measured reliably. These are measured on an undiscounted basis where the amounts are expected to be paid within the next 12 months. For amounts where the payment date is expected to exceed 12 months such as long service leave, future pay increases are projected and then discounted using the Australian Government Bond Generic Yield rates. As sick leave is non-vesting, this is recognised as and when this leave is taken.

(m)	Rounding

Amounts have been rounded to the nearest thousand dollars except for notes 21 and 22, which are in whole dollars and note 12(a)(ii) which is rounded to the nearest million dollars.

(n)	Comparative figures

No material adjustments have been made to prior year comparatives.

(o)	Judgements and assumptions

The preparation of the financial statements requires the use of accounting estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised and in any future period affected. The areas involving a higher degree of judgement or complexity, or areas where assumptions or estimates may be significant to the financial statements are shown below:

Fair value of financial assets and financial liabilities

Financial assets and financial liabilities (including derivatives) are measured at fair value by reference to quoted market prices where available. The fair value of financial instruments that are not traded in an active market is determined by reference to market quotes for similar instruments or by use of valuation techniques. Valuation techniques may include applying trading margins to the swap curve or counterparty credit spreads for similar instruments, adjusted for changes in the credit worthiness of the counterparty. A margin may be applied based on the original purchase margin where an instrument is not actively traded. Judgement may be needed in selecting valuation methods or assumptions where an active market quote is not available.

Investments in Queensland Treasury Holdings Pty Ltd (QTH)

Queensland Treasury holds a 60 per cent beneficial interest in QTH and 76 per cent of the voting rights. The remaining 40 per cent beneficial interest and 24 per cent voting rights is held by QTC. QTC does not apply the equity method to its investment in QTH as it does not have control or significant influence over the entity, exposure or rights to variable returns or the power to affect those returns. Queensland Treasury controls the significant transactions and bears all the risks and benefits of QTH and accordingly, QTH is consolidated into the financial statements of Queensland Treasury.

ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION	25

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2018

3	Net gain/(loss) on financial instruments at fair value through profit or loss

Accounting Policy

Gain/(loss) on financial assets and financial liabilities at fair value through profit or loss includes:

•	net interest income and expense recognised under the accrual basis

•	net realised gain/(loss) resulting from market rate movements recognised on settlement date from the sale of investments and the pre-redemption of borrowings, and

•	net unrealised gain/(loss) resulting from market rate movements from investments, certain onlendings and borrowings.

	2018	2017
	$000	$000

Gain on financial assets at fair value through profit or loss
Cash and cash equivalents	13 255	8 126
Financial assets at fair value through profit or loss	487 326	368 118
Derivatives	127 260	62 528
Onlendings	2 705 216	136 221

	3 333 057	574 993

(Loss)/gain on financial liabilities at fair value through profit or loss
Financial liabilities at fair value through profit or loss
- Short-term	(156 987)	(131 868)
- Long-term	(2 739 881)	(422 179)
Deposits	(191 600)	(193 499)
Derivatives	(135 499)	290 767
Other	(15 950)	(20 093)

	(3 239 917)	(476 872)

During the financial year, long term yields remained relatively stable, with a modest increase in market values adding to the interest income generated on financial assets and interest expense incurred on financial liabilities. In contrast, during the prior financial year yields rose more significantly leading to a decline in the market value of financial assets and liabilities. The decline in market values offset the majority of the interest income from financial assets and interest expense from financial liabilities.

4	Administration expenses

	2018	2017
	$000	$000
Salaries and related costs	38 011	35 933
Superannuation contributions	3 395	3 463
Other employee benefits (1)	658	1 104
Contractors	542	4 488
Consultants’ fees	6 837	3 128
Information and registry services	2 773	2 475
Depreciation on property, plant and equipment	973	1 649
Amortisation and impairment on intangible assets	2 092	1 757
Office occupancy	3 252	6 045
Information and communication technology	10 341	7 953
Other administration expenses	4 860	5 580

	73 734	73 575

(1)	Relates to redundancy costs

26	ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2018

5	Income tax expense

Accounting Policy

QTC is exempt from the payment of income tax under section 50-25 of the Income Tax Assessment Act 1997 (as amended). QTC makes a payment in lieu of income tax to the Queensland Government’s Consolidated Fund. The calculation of the income tax liability is based on the income of certain activities controlled by QTC’s Capital Markets Operations. No income tax is payable on the Long Term Assets segment.

	2018 $000	2017 $000
Current tax	15 943	13 538
Deferred tax expense/(income)	(1 985)	662

Total income tax expense recognised in the year	13 958	14 200

Numerical reconciliation between income tax expense and pre-tax accounting profit
(Loss)/profit for the year before tax	(85 408)	367 975
Less profits/(losses) from non-taxable portfolios:
Capital Markets Operations	61 773	96 095
Long Term Assets	(193 698)	224 591
Operating profit from taxable portfolios	46 517	47 289
Tax at the Australian tax rate of 30% on taxable portfolios	13 955	14 187
Effect of non-deductible items:	3	13

Income tax expense	13 958	14 200

6	Cash and cash equivalents

Accounting Policy

Cash and cash equivalents include cash on hand and demand deposits (11am cash) which are highly liquid investments that are readily convertible to cash.

	2018	2017
	$000	$000
Cash at bank (1)	42	989 588
Money market deposits	640 626	1 135 180

	640 668	2 124 768

(1)	In 2017, additional cash was placed in the bank account by a client over year end and then withdrawn in early July (refer note 10).

7	Assets held for sale

Accounting Policy

Non-current assets are classified as assets held for sale and reported at their net carrying amount. Any subsequent increase or decrease in fair value less costs to sell is recognised in the statement of comprehensive income. Depreciation rates are as follows:

Asset class	Depreciation rate
Plant and machinery	10 – 30%

Set out below are reconciliations of the carrying amounts for plant and machinery that were available for sale at balance date (refer note 25). These consist mainly of buses and ferries which QTC leases to public sector entities under a whole of government operating lease facility.

	2018	2017
	$000	$000
Cost at balance date	166 167	230 936
Accumulated depreciation and impairment	(106 782)	(138 835)
Net carrying amount	59 385	92 101
Movement
Net carrying amount at beginning of year	92 101	132 384
Disposals	(11 434)	(10 470)
Depreciation expense	(21 282)	(29 813)
Net carrying amount at end of year	59 385	92 101

ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION	27

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2018

8	Financial assets at fair value through profit or loss

	2018	2017
	$000	$000
Discount securities	4 948 971	3 567 666
Commonwealth and state securities (1)	1 384 150	1 515 773
Floating rate notes	8 245 590	7 639 279
Term deposits	4 952 090	5 232 255
Other investments	997 679	1 313 178

	20 528 480	19 268 151

(1)	QTC maintains holdings of its own stocks. These holdings are netted off and therefore excluded from financial assets and financial liabilities at fair value through profit or loss.

As at 30 June 2018, $8,033.6 million (2017: $7,590.8 million) of financial assets will mature after 12 months.

9	Derivative financial assets and derivative financial liabilities

Accounting Policy

All derivatives are measured at fair value through profit or loss with gains and losses recognised in the income statement. Derivatives are carried on the balance sheet as assets when the fair value is positive and as liabilities when the fair value is negative.

QTC uses derivative financial instruments to hedge its exposure to interest rate, foreign currency and credit risks as part of its asset and liability management activities. In addition derivatives may be used to deliver long term floating rate or long term fixed rate exposure.

	2018	2017
	$000	$000
Derivative financial assets
Interest rate swaps	38 614	62 511
Cross currency swaps	31 035	176 238
Foreign exchange contracts	47 047	39
Futures contracts	13 419	98 771

	130 115	337 559

Derivative financial liabilities
Interest rate swaps	(31 635)	(8 317)
Cross currency swaps	(20 104)	(101 649)
Foreign exchange contracts	(2 287)	(9 677)
Futures contracts	(41 184)	(55 549)
	(95 210)	(175 192)

Net derivatives	34 905	162 367

As at 30 June 2018, $15.3 million (2017: $11.2 million) of these derivatives have maturity dates exceeding 12 months.

28	ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2018

10	Onlendings

Accounting Policy

QTC borrows on behalf of its clients and lends at an interest rate based on QTC’s cost of funds, plus an administration fee to cover the costs of QTC’s operations.

Onlendings are initially recognised at the amount drawn-down. Subsequent to initial recognition, onlendings are included in the balance sheet at fair value by reference to either the underlying debt portfolio, or in the case of fixed rate loans on a discounted cash flow basis.

	2018	2017
	$000	$000
Government departments and agencies	31 382 607	33 829 520
Government owned corporations	26 006 139	26 400 250
Statutory bodies (1)	18 017 825	17 996 287
Local governments (2)	6 136 975	6 449 433
QTC related entities	121 626	130 385
Other bodies (2)	286 611	296 083

	81 951 783	85 101 958

(1)	includes onlendings to Universities $406.8 million (2017: $372.7 million) which are not part of Queensland Treasury’s related parties
(2)	Local governments and other bodies are not part of Queensland Treasury’s related parties

At 30 June 2018, client deposits of $4.6 billion have been placed in redraw facilities and offset the value of onlendings in the balance sheet (2017: $3.9 billion). The gross value of onlendings at 30 June 2018 was $86.6 billion (2017: $89.0 billion).

As at 30 June 2018, $81,628.9 million (2017: $84,162.3 million) of repayments are expected to be received after 12 months.

11	Financial liabilities at fair value through profit or loss

(a)	Interest-bearing liabilities

Interest-bearing liabilities mainly consist of short-term treasury notes, Australian and overseas bonds and floating rate notes. Australian bonds include QTC’s domestic, capital indexed and public bonds. Overseas bonds include global bonds and eurobonds. Global bonds are Australian dollar denominated bonds issued in the United States and Euro markets.

	2018	2017
	$000	$000
Interest-bearing liabilities
Short-term
Treasury notes	4 244 895	4 471 325
Commercial paper	1 165 092	921 564
	5 409 987	5 392 889
Long-term
AUD Bonds	85 766 730	88 313 286
Floating rate notes	4 009 753	2 505 946
Global AUD Bonds	—	186 138
Medium-term notes	1 021 030	1 730 599
Other	324 949	334 124
	91 122 462	93 070 093

Total interest-bearing liabilities	96 532 449	98 462 982

QTC borrowings are guaranteed by the Queensland Government under the Queensland Treasury Corporation Act 1988. As at 30 June 2018, $81,328.6 million (2017: $83,556.6 million) of debt securities are expected to be settled after more than 12 months.

Instruments denominated in foreign currency are fully hedged resulting in no net exposure to any foreign currency. Details of QTC’s exposure to foreign currencies and the derivatives used to hedge this exposure are disclosed in note 12(a)(i).

ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION	29

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2018

11	Financial liabilities at fair value through profit or loss continued

(a)	Interest-bearing liabilities continued

The difference between the carrying amount of financial liabilities and the amount contractually required to be paid at maturity to the holder of the obligation is set out in the following table:

	FAIR VALUE	REPAYMENT AT MATURITY	DIFFERENCE
AS AT 30 JUNE 2018	$000	$000	$000
Interest-bearing liabilities
Short-term
Treasury notes	4 244 895	4 255 000	(10 105)
Commercial paper	1 165 092	1 167 841	(2 749)
	5 409 987	5 422 841	(12 854)
Long-term
AUD Bonds	85 766 730	77 940 564	7 826 166
Floating rate notes	4 009 753	4 000 000	9 753
Medium-term notes	1 021 030	964 587	56 443
Other	324 949	323 888	1 061
	91 122 462	83 229 039	7 893 423

Total interest-bearing liabilities	96 532 449	88 651 880	7 880 569

	FAIR VALUE	REPAYMENT AT MATURITY	DIFFERENCE
AS AT 30 JUNE 2017	$000	$000	$000

Interest-bearing liabilities
Short-term
Treasury notes	4 471 325	4 485 000	(13 675)
Commercial paper	921 564	923 315	(1 751)
	5 392 889	5 408 315	(15 426)
Long-term
AUD Bonds	88 313 286	79 079 879	9 233 407
Floating rate notes	2 505 946	2 500 000	5 946
Global AUD Bonds	186 138	181 276	4 862
Medium-term notes	1 730 599	1 659 197	71 402
Other	334 124	331 629	2 495
	93 070 093	83 751 981	9 318 112

Total interest-bearing liabilities	98 462 982	89 160 296	9 302 686

30	ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2018

11	Financial liabilities at fair value through profit or loss continued

(b)	Deposits

Client deposits are accepted to either the QTC Cash Fund or Working Capital Facility (11AM Fund). Income derived from the investment of these deposits accrues to depositors daily. The amount shown in the balance sheet represents the market value of deposits held at balance date.

Collateral held and securities which are sold under agreements to repurchase are disclosed as deposits.

	2018	2017
	$000	$000

Client deposits
Local governments	2 549 851	3 049 454
Statutory bodies	2 706 450	2 773 869
Government-owned Corporations	83 376	920 111
Government departments and agencies	73 233	44 349
QTC related entities	83 172	77 329
Other depositors	173 671	172 443
	5 669 753	7 037 555
Collateral held	72 860	75 290
Repurchase agreements	470 931	316 046

	543 791	391 336

Total deposits	6 213 544	7 428 891

As at 30 June 2018, $5,616.0 million (2017: $6,977.2 million) will mature within 12 months.

ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION	31

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2018

12	Financial risk management

QTC’s activities expose it to a variety of financial risks including market risk (foreign exchange, interest rate, basis spreads, and credit spreads), liquidity risk, and credit risk. QTC’s financial risk management focuses on minimising financial risk exposures and managing volatility, and seeks to mitigate potential adverse effects of financial risks on the financial performance of QTC and its clients. To assist in managing financial risk, QTC uses derivative financial instruments such as foreign exchange contracts, interest rate swaps and futures contracts.

Robust systems are in place for managing financial risk and compliance. Adherence to financial risk policies are monitored daily. To ensure independence, measurement and monitoring of financial risks are performed by teams separate to those transacting.

All financial risk management activities are conducted within Board approved policies, as set out in the Financial Markets Risk Policy with new financial instruments approved by the QTC Board. All breaches of the Financial Markets Risk Policy are escalated to management, the Chief Executive and the Funding and Markets Committee and presented at the next board meeting.

QTC ensures that in undertaking its capital markets activities it has regard to its Capital Adequacy Policy. This Policy sets out how QTC should manage its capital requirements to support its business activities and risk profile. Capital requirements are calculated for funding, liquidity, market, credit and operational risks with stress testing applied. Optimal capital requirements are regularly compared to QTC’s actual capital with reports presented to management and the Board.

(a)	Market risk

QTC is exposed to market risk in the form of interest rate risk and foreign exchange risk with price risk not having a significant impact.

QTC’s exposure to market risk is through its borrowing and investment activities, including borrowing in advance of requirements to ensure Queensland public sector entities have ready access to funding when required and also to reduce the risk associated with refinancing maturing loans. As a consequence of market changes, there are residual risk positions which may result in realised and unrealised accounting gains or losses being recorded during the year. Depending on whether these transactions are held to maturity, the unrealised gains or losses may be reversed in subsequent accounting periods.

QTC’s investments on behalf of its clients are held in the QTC Cash Fund. Movement in credit spreads will impact on the value of the assets held in the Cash Fund resulting in unrealised mark-to-market accounting gains or losses. QTC generally holds these assets to maturity and therefore any mark-to-market impacts from credit margin changes are typically reversed over the life of the assets. QTC does not pass these unrealised credit spread adjustments onto the client, either positive or negative, in the returns to Cash Fund participants.

(i)	Foreign exchange risk

QTC has funding facilities that allow for borrowing in foreign currencies. At times, QTC’s Cash Fund invests in foreign currency assets. QTC enters into both forward exchange contracts and cross currency swaps to hedge the exposure of foreign currency borrowings and offshore investments from fluctuations in exchange rates. The following table summarises the hedging effect, in Australian dollars, that cross currency swaps and forward exchange contracts have had on the face value of offshore borrowings and investments.

	BORROWINGS		OFFSHORE INVESTMENTS		DERIVATIVE CONTRACTS		NET EXPOSURE
	2018	2017	2018	2017	2018	2017	2018	2017
	$000	$000	$000	$000	$000	$000	$000	$000
USD	(927 228)	(820 348)	424 185	729 101	503 043	91 247	—	—
NZD	—	(841 851)	—	—	—	841 851	—	—
GBP	(230 613)	—	—	29 812	230 613	(29 812)	—	—
CHF	(149 701)	(149 528)	—	—	149 701	149 528	—	—
JPY	(183 492)	(174 549)	—	—	183 492	174 549	—	—
EUR	(631 496)	(596 235)	—	52 040	631 496	544 195	—	—

32	ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2018

12	Financial risk management continued

(a)	Market risk continued

(ii)	Interest rate risk

QTC lends to clients based on a duration profile specified in the client mandates. QTC then manages any mismatch between the duration profile of client loans and QTC’s funding within an Asset and Liability Management Portfolio. Duration is a direct measure of the interest rate sensitivity of a financial instrument or a portfolio of financial instruments and quantifies the change in value of a financial instrument or portfolio due to interest rate movements. All costs or benefits of managing any mismatch between client loans and QTC funding are passed on to QTC clients ensuring that QTC is effectively immunised from interest rate risk with respect to these portfolios.

QTC’s interest rate risk, which results from borrowing in advance and investing surplus funds in high credit quality, highly liquid assets, is managed with consideration given to duration risk, yield curve risk, basis risk and Value-at-Risk (VaR). To manage the risk of non-parallel yield curve movements, QTC manages portfolio cash flows in a series of time periods so that the net interest rate risk in each time period can be measured. QTC enters into interest rate swaps, forward rate agreements and futures contracts to assist in the management of interest rate risk.

In QTC’s Funding and Liquidity portfolios, interest rate swaps may be utilised to change the interest rate exposure of medium to long term fixed rate borrowings into that of a floating rate borrowing. Also, at times, floating to fixed swaps may be undertaken to generate a fixed rate term funding profile. QTC is exposed to basis risk when interest rate swaps are used in the Funding and Liquidity portfolios. Basis risk represents a mark-to-market exposure due to movements between the swap curve and QTC’s yield curve.

QTC uses a Board approved VaR framework to manage QTC’s exposure to market risk complemented by other measures such as defined stress tests and PVBP (change in the present value for a one basis point movement). The VaR measure estimates the potential mark-to-market loss over a given holding period at a 99 per cent confidence level. QTC uses the historical simulation approach to calculate VaR with a holding period of 10 business days.

VaR impact

The VaR at 30 June, along with the minimum, maximum and average exposure over the financial year was as follows:

	2018	2017
INTEREST RATE RISK VAR	$M	$M
As at 30 June	11	16
Average for the year	14	14
Financial year - minimum	11	10
Financial year - maximum	24	16

The above VaR calculation does not include the potential mark-to-market impact of changes in credit spreads on the value of assets held in the QTC Cash Fund. At 30 June 2018, QTC had an exposure of approximately $0.90 million per basis point to changes in credit spreads of assets held in the QTC Cash Fund.

QTC also calculates Stressed VaR, which is a measure used to determine the optimal level of capital that QTC should maintain in order to manage its risks in accordance with its Capital Adequacy Policy. Optimal Capital is calculated and compared to QTC’s actual capital. The Stressed VaR is based on a historical period that covers the Global Financial Crisis.

(b)	Liquidity and financing risks

QTC has a robust internal framework whereby extensive liquidity scenario analysis and forecasting is undertaken to understand assumption sensitivities to ensure there is appropriate forward looking visibility of the State’s liquidity position.

QTC debt is a Level 1 (prudentially required) asset for Australian banks under Basel III reforms with a 0% capital risk weighting. In normal and difficult market circumstances, QTC debt is likely to be in high demand. The ability to issue debt is considered a potential source of liquidity.

QTC holds appropriate liquidity (allowing for suitable haircuts of liquid assets) to meet minimum liquidity requirements as estimated today and as forecast into the future. QTC measures the minimum liquidity requirement to comfortably meet the following scenarios simultaneously:

•	Standard & Poor’s Liquidity Ratio – maintaining a ratio greater than 80% of liquid assets over debt servicing requirements over next 12 months

•	Liquidity forecast – maintaining a minimum of $4 billion forecast liquidity over any pending 12 month period

•

Daily cash balances – maintaining a minimum of five working days’ net cash requirements in 11AM cash, RBA repo eligible securities and Negotiable Certificates of Deposits to fund the net cash flows from assets and liabilities on QTC’s balance sheet.

In addition, QTC holds liquid assets to support public sector entity deposits and the State’s Long Term Assets. QTC considers these liquid assets as potential sources of liquidity in a liquidity crisis.

QTC maintains its AUD benchmark bond facility as its core medium to long-term funding facility and its domestic treasury note facility, euro-commercial paper facility and US commercial paper facility as its core short-term funding facilities. In addition, QTC has in place Euro and US medium-term note facilities to take advantage of funding opportunities in offshore markets. These facilities ensure that QTC is readily able to access the domestic and international financial markets.

With the exception of deposits and payables, the maturity analysis for liabilities has been calculated based on the contractual cash flows relating to the repayment of the principal (face value) and interest amounts over the contractual terms.

Deposits on account of the Cash Fund and Working Capital Facility (11AM Fund) are repayable at call while deposits held as security for stock lending and repurchase agreements are repayable when the security is lodged with QTC.

With the exception of cash and receivables, the maturity analysis for assets has been calculated based on the contractual cash flows relating to the repayment of the principal (face value) and interest amounts over the contractual terms.

In relation to client onlendings, certain loans are interest only with no fixed repayment date for the principal component (ie. loans are made based on the quality of the client’s business and its financial strength). For the purposes of completing the maturity analysis, the principal component of these loans has been included in the greater than five year time band with no interest payment assumed in this time band.

ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION	33

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2018

12	Financial risk management continued

(b)	Liquidity and financing risks continued

The following table sets out the contractual cash flows relating to financial assets and financial liabilities held by QTC at balance date.

CONTRACTUAL MATURITIES AS AT 30 JUNE 2018	3 MONTHS OR LESS $000	3 - 6 MONTHS $000	6 - 12 MONTHS $000	1 - 5 YEARS $000	MORE THAN 5 YEARS $000	TOTAL $000	FAIR VALUE $000
Financial assets
Cash and cash equivalents	640 668	—	—	—	—	640 668	640 668
Receivables	7 484	—	—	—	—	7 484	7 484
Onlendings (1)	1 332 075	1 212 306	1 432 167	15 448 446	73 486 751	92 911 745	81 951 783
Financial assets at fair value through profit or loss	6 690 126	3 862 733	2 186 803	7 227 083	1 717 974	21 684 719	20 528 480

Total assets	8 670 353	5 075 039	3 618 970	22 675 529	75 204 725	115 244 616	103 128 415

Financial liabilities
Payables	(29 551)	—	—	—	—	(29 551)	(29 551)
Deposits	(6 075 055)	(22 371)	(4 348)	(14 964)	(97 999)	(6 214 737)	(6 213 544)
Financial liabilities at fair value through profit or loss
- Short-term	(5 322 841)	(100 000)	—	—	—	(5 422 841)	(5 409 987)
- Long-term	(1 515 388)	(2 480 881)	(9 677 846)	(40 135 077)	(51 180 448)	(104 989 640)	(91 122 462)

Total liabilities	(12 942 835)	(2 603 252)	(9 682 194)	(40 150 041)	(51 278 447)	(116 656 769)	(102 775 544)

Derivatives
Interest rate swaps	(6 283)	(1 568)	(6 238)	(31 577)	64 911	19 244	6 979
Cross currency swaps	(30)	(2 447)	(18 858)	(94 208)	(510 400)	(625 943)	10 931
Foreign exchange contracts	44 516	—	—	—	—	44 516	44 760
Futures contracts	(27 765)	—	—	—	—	(27 765)	(27 765)
Net derivatives	10 438	(4 015)	(25 096)	(125 785)	(445 489)	(589 947)	34 905
Net (liabilities)/assets	(4 262 044)	2 467 772	(6 088 320)	(17 600 297)	23 480 789	(2 002 100)	387 776
Cumulative	(4 262 044)	(1 794 272)	(7 882 592)	(25 482 889)	(2 002 100)	—	—

(1)

A large proportion of QTC’s onlendings are based on the quality of the business and financial strength of the client. Funds are therefore onlent on the basis of these businesses being going concerns and continuing to meet key credit metrics criteria such as debt to capital and interest coverage ratios. Accordingly, a significant portion of the onlendings portfolio has a loan maturity profile which is greater than five years with the interest rate risk of these loans being managed based on the client’s business risk such that the funding is structured on the underlying business profile. This results in QTC’s liability maturity profile being shorter than the asset maturity profile. Though not exposing QTC to interest rate risk, this approach does require QTC to undertake periodic refinancing of its liabilities.

34	ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2018

12	Financial risk management continued

(b)	Liquidity and financing risks continued

CONTRACTUAL MATURITIES AS AT 30 JUNE 2017	3 MONTHS OR LESS $000	3 - 6 MONTHS $000	6 - 12 MONTHS $000	1 - 5 YEARS $000	MORE THAN 5 YEARS $000	TOTAL $000	FAIR VALUE $000
Financial assets
Cash and cash equivalents	2 124 768	—	—	—	—	2 124 768	2 124 768
Receivables	4 018	—	—	—	—	4 018	4 018
Onlendings	1 061 433	1 010 083	2 179 578	16 135 364	74 321 312	94 707 770	85 101 958
Financial assets at fair value through profit or loss	6 795 137	2 761 532	2 445 304	6 373 254	1 625 981	20 001 208	19 268 151

Total assets	9 985 356	3 771 615	4 624 882	22 508 618	75 947 293	116 837 764	106 498 895

Financial liabilities
Payables and dividends	(34 948)	—	(500 000)	—	—	(534 948)	(534 948)
Deposits	(7 280 949)	(22 377)	(4 394)	(21 921)	(99 705)	(7 429 346)	(7 428 891)
Financial liabilities at fair value through profit or loss
- Short-term	(3 940 362)	(1 467 953)	—	—	—	(5 408 315)	(5 392 889)
- Long-term	(5 821 893)	(514 661)	(6 888 134)	(41 353 155)	(44 646 553)	(99 224 396)	(93 070 093)

Total liabilities	(17 078 152)	(2 004 991)	(7 392 528)	(41 375 076)	(44 746 258)	(112 597 005)	(106 426 821)

Derivatives
Interest rate swaps	(5 422)	(5 897)	(13 242)	(16 996)	—	(41 557)	54 194
Cross currency swaps	124 059	6 141	(36 909)	(87 923)	(46 102)	(40 734)	74 589
Foreign exchange contracts	(6 011)	(4 180)	—	—	—	(10 191)	(9 638)
Futures contracts	43 222	—	—	—	—	43 222	43 222
Net derivatives	155 848	(3 936)	(50 151)	(104 919)	(46 102)	(49 260)	162 367
Net (liabilities)/assets	(6 936 948)	1 762 688	(2 817 797)	(18 971 377)	31 154 933	4 191 499	234 441
Cumulative	(6 936 948)	(5 174 260)	(7 992 057)	(26 963 434)	4 191 499	—	—

ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION	35

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2018

12	Financial risk management continued

(c)	Credit risk

(i)	Financial markets counterparties

Credit risk is regularly assessed, measured and managed in strict accordance with QTC’s financial markets risk policy. Exposure to credit risk is managed through regular analysis of the ability of credit counterparties to meet payment obligations.

Credit exposure is QTC’s estimate of the potential loss at balance date in relation to investments and derivative contracts (measured using methodologies based on Basel III) in the event of non-performance by all counterparties. The credit exposure for non-derivative investments is calculated based on the higher of the market value or face value of the instrument while exposure to derivative contracts is based only on a notional ‘add-on’ factor applied to the value of the instrument, as derivatives are marked-to-market daily with zero thresholds under all of QTC’s credit support annexes. QTC utilises collateral arrangements to limit its derivatives’ credit exposure (refer (iv) master netting arrangements).

All derivative contracts are subject to zero threshold collateral arrangements with the effect of credit valuation adjustments (CVA) and debt valuation adjustments (DVA) reflected where material. However this is typically not required due to the impact of collateral arrangements and the high credit worthiness of counterparties, hence for derivative contracts, credit risk is not a significant factor in the determination of fair value.

The following tables represent QTC’s exposure to credit risk at 30 June:

BY CREDIT RATING (1) 30 JUNE 2018	AAA $000	AA+ $000	AA $000	AA- $000	A+ $000	A $000	OTHER(2) $000	TOTAL $000
Cash & equivalents	—	—	—	640 668	—	—	—	640 668
Financial assets(3)	1 422 968	585 896	257 043	15 041 095	2 140 943	1 572 754	180 356	21 201 055
Derivatives	—	—	—	42 436	11 360	—	—	53 796

	1 422 968	585 896	257 043	15 724 199	2 152 303	1 572 754	180 356	21 895 519

	6%	3%	1%	72%	10%	7%	1%	100%

BY CREDIT RATING (1) 30 JUNE 2017
Cash & equivalents	—	—	—	2 124 768	—	—	—	2 124 768
Financial assets(3)	1 413 098	381 750	332 172	14 848 004	1 243 689	570 008	338 632	19 127 353
Derivatives	—	—	—	69 476	44 853	—	—	114 329

	1 413 098	381 750	332 172	17 042 248	1 288 542	570 008	338 632	21 366 450

	6%	2%	2%	80%	6%	2%	2%	100%

(1)	Credit rating as per Standard & Poor’s or equivalent agency
(2)	Includes long term ratings of A-, or a short term rating of A-1+ & A-2
(3)	Financial assets are based on unsettled face value and consist mainly of discount securities, Commonwealth & State securities, floating rate notes and term deposits

QTC adopts a conservative approach to the management of credit risk with a strong bias to high credit quality counterparties. QTC maintains a ratings based approach in determining maximum credit exposures to counterparties which is supplemented by QTC’s credit risk analysis team performing its own credit assessment of QTC’s capital markets counterparties. The country of domicile, the counterparty’s credit metrics, size of its funding programs, asset composition and quality of the underlying security are key considerations when determining limits.

QTC has a significant concentration of credit risk to the banking sector and in particular, the domestic banking sector. While QTC has been focused on diversifying its investment portfolio, investments in bank credit predominate because of QTC’s requirement to invest with counterparties rated BBB+ or better (approximately 82 per cent of exposures are AA- or better) and to invest in highly liquid securities.

(ii)	Onlending counterparties

Counterparties for onlendings, with the exception of some small exposures to private companies, are Queensland Government sector entities with approximately 75 per cent (2017: 68 per cent) of these onlendings having an explicit State Government guarantee. As a consequence, these exposures are not included in QTC’s total credit exposure.

(iii)	Fair value attributable to credit risk of QTC’s liabilities

QTC’s borrowings are guaranteed by the State Government, and in the case of the Australian Government Guaranteed borrowings (2018: $2,427 million), by the Commonwealth. As a result, credit risk is not a significant factor in the determination of fair value. Changes in fair value are mainly attributable to market fluctuations.

(iv)	Master netting arrangements

QTC enters into all derivative transactions under International Swaps and Derivatives Association (ISDA) Master Agreements. QTC does not currently have any master netting arrangements where a default event has occurred, and has therefore presented all derivative financial instruments on a gross basis in the statement of financial position. QTC also has Credit Support Annexes (CSAs) in place with each ISDA, under which collateral is transferred every business day. This further reduces QTC’s credit exposure.

36	ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2018

12	Financial risk management continued

(c)	Credit risk continued

(iv)	Master netting arrangements continued

The following table presents the financial instruments that are offset, or subject to enforceable master netting arrangements and other similar agreements but not offset. The column ‘net amount’ shows the impact on QTC’s balance sheet if all set-off rights were exercised.

RELATED TO AMOUNTS NOT SET OFF IN THE BALANCE SHEET
	GROSS AND NET AMOUNTS ON THE BALANCE SHEET $000	FINANCIAL INSTRUMENTS COLLATERAL $000	CASH COLLATERAL RECEIVED OR GIVEN $000	NET AMOUNT $000
2018
Derivative assets:
- subject to master netting arrangements	130 115	—	(128 347)	1 768
Derivative liabilities:
- subject to master netting arrangements	(95 210)	—	95 210	—

Net exposure	34 905	—	(33 137)	1 768

2017
Derivative assets:
- subject to master netting arrangements	337 559	(63 126)	(244 936)	29 497
Derivative liabilities:
- subject to master netting arrangements	(175 192)	—	175 652	460

Net exposure	162 367	(63 126)	(69 284)	29 957

13	Fair value hierarchy

Financial instruments measured at fair value have been classified in accordance with the hierarchy described in AASB 13 Fair Value Measurement. The fair value hierarchy is categorised into three levels based on the observability of the inputs used.

Level 1 – quoted prices (unadjusted) in active markets that QTC can access at measurement date for identical assets and liabilities.

Level 2 – inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 – inputs for the asset or liability that are not based on observable market data (unobservable inputs).

All financial instruments at fair value through profit or loss are valued by reference to either quoted market prices or observable inputs with no significant adjustments applied to instruments held and therefore no financial instruments at fair value through profit or loss are classified under Level 3.

Financial assets classified as Level 1 consist primarily of short-term and tradable bank deposits, Commonwealth and semi-government bonds and futures contracts where an active market has been established. Financial liabilities classified as Level 1 consist of QTC benchmark bonds.

Financial assets classified as Level 2 include non-actively traded corporate and semi-government bonds, certain money market securities, floating rate notes, term deposits, QTC onlendings and all over the counter derivatives. The principal inputs in determining fair value include benchmark interest rates such as interbank rates, quoted interest rates in the swap, bond and futures markets, trading margins to the swap curve and counterparty credit spreads for similar instruments adjusted for changes in the credit worthiness of the counterparty. A margin may be applied based on the original purchase margin where the instrument is not actively traded. QTC onlendings are priced based on the underlying liability portfolio.

Financial liabilities classified as Level 2 include commercial paper, treasury notes, medium-term notes, floating rate notes, QTC Capital Index Bonds and client deposits. The principal inputs in determining fair value include benchmark interest rates such as interbank rates and quoted interest rates in the swap and bond markets. Valuations may include a fixed margin to LIBOR or swap curve. Client deposits are principally held in the QTC Cash Fund which is capital guaranteed.

Over the counter derivatives are typically valued as Level 2 and include FX forwards, FX swaps, interest rate and cross currency swaps. The principal inputs in determining fair value include quoted interest rates in the swap market, spot FX rates and basis curves.

QTC applies mid-market pricing as a practical and consistent method for fair value measurements within the bid-ask spread.

Classification of instruments into fair value hierarchy levels is reviewed annually and where there has been a significant change to the valuation inputs and a transfer is deemed to occur, this is effected at the end of the relevant reporting period. Floating rate notes were transferred from level 2 to level 1 as they meet the liquidity requirements and valuations were based on quoted prices during the current year. Liquidity in the QTC 2030 and QTC 2033 bonds improved and were also transferred from level 2 to level 1 during the year.

ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION	37

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2018

13	Fair value hierarchy continued

AS AT 30 JUNE 2018	QUOTED PRICES LEVEL 1 $000	OBSERVABLE INPUTS LEVEL 2 $000	TOTAL $000

Financial assets
Cash and cash equivalents	640 668	—	640 668
Financial assets through profit or loss	12 054 074	8 474 406	20 528 480
Onlendings	—	81 951 783	81 951 783
Derivative financial assets	13 419	116 696	130 115

Total financial assets	12 708 161	90 542 885	103 251 046

Financial liabilities
Financial liabilities through profit or loss
- Short-term	—	5 409 987	5 409 987
- Long-term	86 315 997	4 806 465	91 122 462
Deposits	—	6 213 544	6 213 544
Derivative financial liabilities	41 184	54 026	95 210

Total financial liabilities	86 357 181	16 484 022	102 841 203

AS AT 30 JUNE 2017

Financial assets
Cash and cash equivalents	2 124 768	—	2 124 768
Financial assets through profit or loss	5 733 080	13 535 071	19 268 151
Onlendings	—	85 101 958	85 101 958
Derivative financial assets	98 810	238 749	337 559

Total financial assets	7 956 658	98 875 778	106 832 436

Financial liabilities
Financial liabilities through profit or loss
- Short-term	—	5 392 889	5 392 889
- Long-term	85 852 647	7 217 446	93 070 093
Deposits	—	7 428 891	7 428 891
Derivative financial liabilities	65 226	109 966	175 192

Total financial liabilities	85 917 873	20 149 192	106 067 065

38	ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2018

14	Property, plant and equipment

Accounting Policy

Property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. Depreciation is calculated on a straight line basis over the estimated useful life of the assets. Depreciation rates are as follows:

Asset class	Depreciation rate
Information technology & office equipment	6 – 40%

The assets’ residual values, useful lives and depreciation methods are reviewed and adjusted, if appropriate, at each financial year end.

Reconciliations of the carrying amounts for property, plant and equipment are set out below:

	2018 $000	2017 $000
Cost at balance date	6 168	12 208
Accumulated depreciation and impairment	(1 583)	(7 545)

Net carrying amount	4 585	4 483

Movement
Net carrying amount at beginning of year	4 483	2 265
Additions	1 075	3 904
Disposals	—	(37)
Depreciation expense	(973)	(1 649)

Net carrying amount at end of year	4 585	4 483

15	Notes to the statement of cash flows

(a)	Reconciliation of profit after tax to net cash provided by operating activities

	2018 $000	2017 $000
Profit for the year	94 332	129 184

Non-cash flows in operating surplus
Loss/(gain) on interest-bearing liabilities	1 422 117	(3 285 567)
Gain on deposits held	(17)	(1 133)
Loss on onlendings	790 966	4 018 515
Loss on financial assets at fair value through profit or loss	12 243	86 358
Depreciation and amortisation	24 590	33 256
Doubtful debts- cooperative housing societies	323	153

Changes in assets and liabilities
Decrease in financial assets at fair value through profit or loss	22 363	32 930
(Increase)/decrease in deferred tax asset	(1 985)	662
Increase in onlendings	(13 692)	(165 931)
(Increase)/decrease in receivables	(3 583)	7 626
Decrease in interest-bearing liabilities	(2 631 089)	(568 658)
(Decrease)/increase in deposits	(1 087)	11 125
Increase/(decrease) in payables and other liabilities	20 842	(490 352)

Net cash used in operating activities	(263 677)	(191 832)

ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION	39

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2018

15	Notes to the statement of cash flows continued

(b)	Reconciliation of liabilities arising from financing activities

AS AT 30 JUNE 2018	OPENING BALANCE $000	CASH FLOWS $000	FAIR VALUE MOVEMENT $000	FOREIGN EXCHANGE MOVEMENT $000	OTHER NON CASH MOVEMENT $000	CLOSING BALANCE $000
Interest-bearing liabilities*	98 638 174	(597 920)	(1 359 678)	(62 439)	9 522	96 627 659
Deposits	7 428 891	(1 166 155)	17	—	(49 209)	6 213 544
Dividend paid	500 000	(500 000)	—	—	—	—

	106 567 065	(2 264 075)	(1 359 661)	(62 439)	(39 687)	102 841 203

* Includes derivatives

40	ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Long Term Assets

For the year ended 30 June 2018

16	Financial assets at fair value through profit or loss

Accounting Policy – Classification and measurement

Financial instruments on initial recognition are classified into the following categories:

•	Financial assets at fair value through profit or loss, and

•	Financial liabilities at amortised cost.

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss include investments held in unit trusts which consist of investments held and managed by QIC and include cash, international equities and other diversified products. These investments are measured at market value based on the hard close unit price quoted by QIC adjusted for fees outstanding on the account and net of any GST recoverable.

Financial liabilities at amortised cost

Financial liabilities at amortised cost consist of fixed rate notes issued to the State Government in exchange for a portfolio of assets. The fixed rate notes were initially recognised at par value, which equated to the fair value of the financial assets acquired. Deposits and withdrawals are made to/from the notes based on changes in the State Government’s long-term liabilities. The notes will terminate upon the greater of 50 years (from the transaction date of 1 July 2008) or the date that the State Government’s long term liabilities cease to exist. Interest on the fixed rate notes is capitalised monthly and the rate is reviewed annually.

Financial liabilities at amortised cost are measured using the effective interest method. The effective interest method is a method of calculating the amortised cost of a financial instrument and allocating the interest income or interest expense over the relevant period. In this way, interest is recognised in the statement of comprehensive income in the period in which it accrues.

	2018 $000	2017 $000
Investments in unit trusts and other holdings- QIC:

Movement during the year:
Opening balance	31 714 458	31 076 084
Net withdrawals	(3 226 794)	(1 743 662)
Net change in fair value of unit trusts	2 000 286	2 382 036

Closing balance	30 487 950	31 714 458

Comprised of the following asset classes:

Defensive assets
Cash	7 854 382	7 481 652
Fixed interest	4 811 272	5 944 533

Growth assets
Equities	3 821 700	3 500 091
Diversified alternatives	5 534 400	6 961 071

Unlisted assets
Infrastructure	3 018 799	2 891 681
Private equities	2 577 068	2 459 109
Real estate	2 870 329	2 476 321

	30 487 950	31 714 458

ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION	41

Notes to the Financial Statements

Long Term Assets

For the year ended 30 June 2018

17	Financial risk management

The Long Term Assets are invested in unlisted unit trusts held with QIC. The trusts hold investments in a variety of financial instruments including derivatives, which expose these assets to credit risk, liquidity risk and market risk. Market risk arises due to changes in interest rates, foreign exchange rates, property prices and equity prices. However as these investments are long term in nature, market fluctuations are expected to even out over the term of the investment.

The Long Term Asset Advisory Board (LTAAB) determines the investment objectives, risk profiles and strategy for the Long Term Assets within the framework provided by the Government. It is responsible for formulating a strategic asset allocation to achieve the objectives of the investments in line with the required risk profile. Risk management policies are established to identify and analyse risks as well as to set appropriate risk limits and controls. Risks are monitored in adherence with these limits.

QIC provides assistance to LTAAB in discharging its responsibilities. QIC’s role includes recommending to LTAAB, investment product objectives, risk profiles and strategic asset allocations to achieve objectives within the targets and risk controls set. As the lead investment manager, QIC is responsible for implementing the investment strategy. In addition, independent oversight of the investment advice and services provided by QIC, including periodic strategic reviews of QIC’s activities and performance, is provided by an external consultant.

LTAAB is responsible for setting the interest rate applicable on the fixed rate note liability of QTC, which was set at 7.0 per cent from 1 July 2015 and retained for 2017-18, based on the expected long term average rate of return on the portfolio.

(a)	Liquidity risk

No external cash flows are generated by QTC from the Long Term Assets. Deposits and withdrawals from the fixed rate notes result in a corresponding change to the value of the investment held. As such daily movements in these cash flows do not expose QTC to liquidity risk. Interest on the fixed rate notes and distributions and fees on the Long Term Assets are capitalised.

(b)	Credit risk

QIC is responsible for implementing the investment strategy for the Long Term Assets. The investment strategy targets a widely diversified portfolio across a broad range of asset classes, helping to minimise credit risk.

(c)	Market risk

Long Term Assets expose QTC to market risk, including interest rate risk, foreign currency risk, property price risk and equity price risk, resulting from its investments in unit trusts and the underlying movement in the net asset value through these trusts. While the portfolio does not have direct exposure to interest rate, foreign currency and credit risk, the unit price of the fund in which the assets are invested will change in response to the market’s perception of changes in these underlying risks.

Market risk is mitigated through a diversified portfolio of investments in unit trusts held with QIC in accordance with the investment strategy approved by LTAAB (refer note 16). The investment strategy targets a widely diversified portfolio across a broad range of asset classes.

QIC adheres to prudential controls contained in the Investment Management Agreement. Under this agreement, derivative products are not permitted to be used for speculative purposes but are used as hedging instruments against existing positions or for efficient trading and asset allocation purposes to assist in achieving the overall investment returns and volatility objectives of the portfolio.

A sensitivity analysis for the key types of market risk that apply to the investments of the funds has been undertaken by QIC. QIC has provided a range of reasonably possible changes in key risk variables including the ASX 200, the MSCI World ex Australia Equities Index, the RBA official cash rate, the Bank of England official cash rate and real estate capitalisation rates.

The foreign currency exposure of QTC’s total investment portfolio is 100% hedged. For this reason sensitivity to foreign exchange rate movements has not been calculated at the asset class level.

Based on these changes to key risk variables and applying a range of valuation methodologies, a reasonably possible change in profit and equity on applicable investments held at 30 June is as follows:

	2018 CHANGE		2018 PROFIT/EQUITY		2017 CHANGE		2017 PROFIT/EQUITY
	Low %	High %	Decrease $000	Increase $000	Low %	High %	Decrease $000	Increase $000
Cash and fixed interest(1)	-1%	1%	(60 850)	60 850	-1%	1%	(62 930)	62 930
Equities	-10%	10%	(382 624)	382 624	-10%	10%	(350 327)	350 327
Diversified alternatives(2)	-10%	10%	(554 231)	554 231	-9%	9%	(625 078)	625 078
Infrastructure	-10%	10%	(301 882)	301 882	-10%	10%	(289 146)	289 146
Private equities	-10%	10%	(257 826)	257 826	-10%	10%	(246 085)	246 085
Real estate	-8%	9%	(234 206)	248 164	-8%	8%	(190 367)	199 315

			(1 791 619)	1 805 577			(1 763 933)	1 772 881

(1)	Cash and fixed interest includes exposure to interest rate and inflation overlays on hedging instruments.
(2)	Diversified alternatives include exposure to both price and interest rate risk.

42	ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Long Term Assets

For the year ended 30 June 2018

18	Fair value hierarchy

Financial instruments have been classified in accordance with the hierarchy described in AASB 13 Fair Value Measurement, as per note 13.

AS AT 30 JUNE 2018	OBSERVABLE INPUTS LEVEL 2 $000	UNOBSERVABLE INPUTS LEVEL 3 $000	TOTAL $000

Financial assets
Cash	7 854 382	—	7 854 382
Fixed interest	4 811 272	—	4 811 272
Equities	3 821 700	—	3 821 700
Diversified alternatives	—	5 534 400	5 534 400
Infrastructure	—	3 018 799	3 018 799
Private equities	—	2 577 068	2 577 068
Real estate	—	2 870 329	2 870 329

Total financial assets	16 487 354	14 000 596	30 487 950

Financial liabilities
Fixed rate note	—	29 766 334	29 766 334

Total financial liabilities	—	29 766 334	29 766 334

AS AT 30 JUNE 2017

Financial assets
Cash	7 481 652	—	7 481 652
Fixed interest	5 944 533	—	5 944 533
Equities	3 500 091	—	3 500 091
Diversified alternatives	—	6 961 071	6 961 071
Infrastructure	—	2 891 681	2 891 681
Private equities	—	2 459 109	2 459 109
Real estate	—	2 476 321	2 476 321

Total financial assets	16 926 276	14 788 182	31 714 458

Financial liabilities
Fixed rate note	—	30 799 145	30 799 145

Total financial liabilities	—	30 799 145	30 799 145

Investments in unit trusts are valued by QIC using fair value methodologies adjusted for fees outstanding. QIC reports the net asset value based on the unit price at measurement date.

The Board considers that the carry amount of the financial liabilities recorded at amortised cost in the financial statements approximates their fair value.

ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION	43

Notes to the Financial Statements

Long Term Assets

For the year ended 30 June 2018

18	Fair value hierarchy continued

(a)	Level 3 financial assets and liabilities - valuation techniques utilising significant unobservable inputs

Valuations of investments in unit trusts that are Level 3 in the fair value hierarchy are based on the prices of the assets underlying these unit trusts. Investments in unlisted externally managed investment schemes are valued by QIC on the basis of the latest available net asset value advised by the fund manager. Where the fund invests in illiquid assets, the investments are priced by independent valuers as there is no readily observable market price.

In some instances, the prices advised by QIC are based on unaudited valuation statements provided by the external managers of underlying investments that relate to a date prior to 30 June 2018. QIC continues to monitor and provide updated advice to QTC on the potential impact on the value of these investments arising from the subsequent receipt of updated valuations from external managers and audited financial statements.

Whilst QTC utilises the unit price of investments provided by QIC at the relevant reporting date to report the fair value of the investments, the table below shows the valuation techniques used to calculate the unit price for the Level 3 fair values and the significant unobservable inputs used.

ASSET CLASS	VALUATION TECHNIQUE	UNOBSERVABLE INPUTS
Diversified alternatives	Based on valuations provided by an independent external valuer or external manager in accordance with relevant industry standards	The valuation model considers the future net cash flows expected to be generated from the asset and are discounted using a risk adjusted discount rate

Infrastructure	Based on valuations provided by an independent external valuer or external manager in accordance with industry standards	The valuation model considers the future net cash flows expected to be generated from the asset and are discounted using a risk adjusted discount rate

Private equities	Based on valuations provided by an independent external valuer or external manager in accordance with International Private Equity and Venture Capital Valuation Guidelines	The valuation model considers the future net cash flows expected to be generated from the asset and are discounted using a risk adjusted discount rate

Real estate	Based on valuations provided by an independent external valuer or external manager in accordance with Australian Property Institute’s valuation and Property Standards	The valuation model considers the future net cash flows expected to be generated from the asset and are discounted using a risk adjusted discount rate

Fixed Rate Note	Amortised cost	The valuation model considers the future net cash flows expected and are discounted using a risk adjusted discount rate

(b)	Reconciliation of level 3 fair value movements

The table below shows the breakdown of gains and losses in respect of Level 3 fair values for the period ended 30 June 2018.

ASSET CLASS	OPENING BALANCE $000	DISTRIBUTIONS(1) $000	UNREALISED MARKET MOVEMENTS(1) $000	SETTLEMENTS(1) $000	CLOSING BALANCE $000
Diversified alternatives	6 961 071	(1 485 704)	196 360	(137 327)	5 534 400
Infrastructure	2 891 681	(88 612)	328 042	(112 312)	3 018 799
Private equities	2 459 109	(376 347)	545 209	(50 903)	2 577 068
Real estate	2 476 321	(81 846)	317 875	157 979	2 870 329
Fixed rate note	30 799 145	—	—	(1 032 811)	29 766 334

(1)	Data in the above table is based on movements in the unit trusts that hold the assets.

(c)	Level 3 – Sensitivity Analysis

Note 17 provides the impact to a change in market prices in respect of the asset classes categorised as Level 3.

44	ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Other information

For the year ended 30 June 2018

19	Contingent liabilities

The following contingent liabilities existed at balance date:

•	QTC has provided guarantees to the value of $2.09 billion (2017: $790 million) to support the commercial activities of various Queensland public sector entities. In each case, a counter indemnity has been obtained by QTC from the appropriate public sector entity.

•	QTC can lend stock to support the liquidity of QTC bonds in the financial markets. At 30 June 2018 $7 million (2017: nil) of QTC inscribed stock was lent to other financial institutions.

20	Related party transactions

QTC’s related parties are those that it controls, is controlled by, under common control or can exert significant influence over. It includes members of QTC’s key management personnel and their related parties.

(a)	Ultimate controlling entity

The immediate controlling entity and ultimate controlling entity is the Under Treasurer of Queensland as the Corporation Sole of QTC. No remuneration is payable by QTC to the Under Treasurer in relation to this role.

(b)	Key management personnel

Disclosures relating to key management personnel are set out in note 21.

(c)	Investments in companies

Details of investments in associates and other companies are set out in note 23.

(d)	Transactions with related parties

Transactions undertaken with related parties during the year include:

•	loans and associated interest and fees received from public sector entities (refer note 3 and note 10)

•	investment of cash surpluses, interest paid and fees received (refer note 3 and note 11)

•	advisory services to other state government agencies, and

•	dividends paid to Queensland Treasury (refer note 24)

The above transactions were in the normal course of business and on commercial terms and conditions. These exclude certain advisory and other services provided to Queensland Treasury, its associated companies and other related parties. However, with respect to advisory services, QTC may seek reimbursement of some costs from time to time particularly where these relate to external charges.

QTC may from time to time indirectly hold a small amount of investments in QTC Bonds via its investments in unit trusts managed by QIC. QTC does not have direct legal ownership of these assets and therefore no adjustment has been made in the financial statements. QTC through the Long Term Assets has paid $98.6 million in management fees to QIC (2017: $91.6 million).

The nature and amount of any individually significant transactions with principal related parties are disclosed below.

•	QTC sometimes acts as an agent to government entities in the procurement of advice from consultants. In these situations, QTC does not bear any significant risks or benefits associated with the advice and is reimbursed for the costs of the consultant by the government entity. The funds received as reimbursement offset consultant costs in the financial statements providing a nil net effect. The amount of costs reimbursed to QTC during the financial year totalled $4.5 million (2017: $19.5 million).

•	QTC has a shareholding in Queensland Treasury Holdings Pty Ltd and its associated entities (QTH group). The QTH group hold deposits (refer note 11) and loans (refer note 10) with QTC that are provided on an arm’s length basis and are subject to QTC’s normal terms and conditions. QTC also provides company secretariat services to the QTH group on a cost recovery basis.

(e)	Agency arrangements

QTC undertakes the following agency arrangements on behalf of its clients.

•	QTC provides services on behalf of Queensland Treasury under a GOC Cash Management facility. QTC is not exposed to the risks and benefits of this facility and therefore does not recognise these deposits on its balance sheet. QTC charges a fee for this service. The balance of deposits under this facility at year end was $2,284.3 million (2017: $1,345.1 million).

•	QTC may enter into derivative transactions from time to time on behalf of its clients. These arrangements have back to back contracts between QTC and the client and QTC and the market. In this way QTC is not exposed to the risks and benefits of these contracts and does not recognise these on-balance sheet. The notional value of these derivative arrangements at year end was $60.6 million (2017: $200.4 million).

ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION	45

Notes to the Financial Statements

Other information

For the year ended 30 June 2018

21	Key management personnel

Key management personnel are defined as those persons having authority and responsibility for planning, directing and controlling the activities of QTC, being members of the Board and the Executive Management Team.

(a)	QTC’s Boards

QTC has delegated its powers to its two boards, the Capital Markets Board and the Long Term Asset Advisory Board. Both boards are appointed by the Governor-in-Council, pursuant to section 10(2) of the Queensland Treasury Corporation Act 1988.

(b)	Executive management

The Executive Management Team set the strategic direction and control of the major activities of the organisation.

(c)	Remuneration principles

Capital Markets Board - Directors

The process for reviewing Board remuneration requires any increase in the Board’s remuneration to be approved by the Treasurer and endorsed by Cabinet. Remuneration was last increased effective 1 July 2012.

Long Term Asset Advisory Board - Directors

No remuneration is payable by QTC to the directors of the Long Term Asset Advisory Board.

Executives and employees

QTC employees (including executive management) are employed on individual contracts and are appointed pursuant to the Queensland Treasury Corporation Act 1988. As the majority of QTC’s employees are sourced from the financial markets in which it operates, it is crucial that QTC’s employment practices are competitive with these markets. The remuneration framework comprises both fixed and variable remuneration (in the form of an annual short-term incentive (STI) opportunity) which are approved by the QTC Board annually. Both components are market-competitive and linked to performance.

Remuneration governance

The Human Resources Committee of the Board is responsible for governance of remuneration practices and arrangements, with the Board maintaining absolute responsibility and decision making for remuneration matters. QTC receives annual industry benchmarking data from the Financial Institutions Remuneration Group (FIRG), which captures remuneration data from organisations within the financial services industry. QTC utilises a subset of the data mapped to relevant organisations within the FIRG membership. Analysis and advice is obtained from external consultants to ensure that we continue to align QTC roles to the market.

Fixed remuneration

The fixed remuneration of each QTC employee is reviewed in July each year and is benchmarked against the FIRG remuneration data. Fixed remuneration levels are set around the FIRG market median position of a relevant sub-set of the FIRG database, and role scope, experience, skills and performance are considered when determining the remuneration level of each employee.

Variable remuneration - short-term incentives

QTC’s variable remuneration framework provides an annual short-term incentive opportunity for eligible employees, aligned to financial year performance.

This opportunity is designed to differentiate and reward outstanding organisational, group and individual performance, and to align performance at these levels with incentive outcomes. It also aims to ensure market competitiveness, with ‘target’ STI outcomes aligned to the conservative market position of the FIRG (ie. the median incentive potential for FIRG members within QTC’s peer group) and approved at Board level each year. For the 2017-18 year, STI payments were made to eligible staff in August 2018.

Variable remuneration - executive management

For the 2017-18 year, where executive management performed strongly against corporate and individual KPIs, they were eligible to receive a short-term incentive payment based on a percentage of their total fixed remuneration. Short term incentives are at risk with no payment made for underperformance and additional premiums of up to 50% of the target paid for above expected performance.

The outcomes for executive management are aligned to achievements measured against both corporate and individual KPIs. For 2017-18, short-term incentive ‘targets’ for executive management ranged between 40% and 60% of their total fixed remuneration. The proportion of each executive’s short-term incentive ‘target’ opportunity is then weighed 40% on individual performance and 60% on the achievement of targets set out in QTC’s Strategic Plan 2017-21 and Corporate Plan 2017-18.

QTC’s overall performance for 2017-18, documented in the annual performance assessment that is reviewed and approved by QTC’s Board, was considered to be very strong across QTC’s whole-of-State, client, funding and operational activities. Based on the corporate performance assessed as exceeding expectations, the short-term incentives paid to the executive management broadly ranged between 53% and 80% of their total fixed remuneration.

46	ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Other information

For the year ended 30 June 2018

21	Key management personnel continued

(d)	Remuneration by category

	2018	2017
	$	$

Capital Markets Operations

Directors
Short-term employment benefits(1)	329 867	314 057
Post-employment benefits(4)	19 366	26 723

Total	349 233	340 780

Executive management
Short-term employment benefits(2)	3 868 859	3 717 213
Long-term employment benefits(3)	67 709	63 495
Post-employment benefits(4)	115 403	116 254

Total	4 051 971	3 896 962

(1)	Directors’ short-term benefits include board member and committee fees, and in relation to the Chairman, also includes the provision of a car park.
(2)	Executive management personnel’s short-term benefits include wages, annual leave taken, short-term incentives and non-monetary benefits such as car parks and motor vehicle benefits (where applicable).
(3)	Long-term employment benefits relate to long-service leave.
(4)	Post-employment benefits include superannuation contributions made by the Corporation.

(i)	Directors

Details of the nature and amount of each major element of the remuneration are as follows:

	SHORT-TERM		POST-EMPLOYMENT
	EMPLOYMENT BENEFITS		BENEFITS		TOTAL
	2018	2017	2018	2017	2018	2017
	$	$	$	$	$	$
Gerard Bradley- Chairman(1)	128 748	124 266	—	10 529	128 748	134 795
Warwick Agnew(2)	—	—	—	—	—	—
Tonianne Dwyer	40 210	40 210	3 820	3 820	44 030	44 030
Anne Parkin	43 856	42 467	4 166	4 166	48 022	46 633
Bill Shields(3)	—	20 716	—	—	—	20 716
Karen Smith-Pomeroy	38 077	43 856	3 877	4 166	41 954	48 022
Stephen Roberts(4)	38 776	2 332	3 683	222	42 459	2 554
Jim Stening	40 210	40 210	3 820	3 820	44 030	44 030

Total	329 877	314 057	19 366	26 723	349 243	340 780

(1)	Increase in short-term benefits relates to change in the valuation of car parking arrangements
(2)	No remuneration is payable to the Queensland Treasury representative
(3)	Resigned 31 December 2016
(4)	Resigned 1 June 2018

ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION	47

Notes to the Financial Statements

Other information

For the year ended 30 June 2018

21	Key management personnel continued

(d)	Remuneration by category continued

(ii)	Executive management

Details of the nature and amount of each major element of the remuneration of the executive management personnel are as follows:

	SHORT-TERM EMPLOYMENT BENEFITS			POST-EMPLOYMENT BENEFITS	LONG-TERM BENEFITS	TOTAL
30 JUNE 2018	BASE $	SHORT-TERM INCENTIVE $	NON- MONETARY $	$	$	$
Chief Executive	699 060	469 239	15 855	19 986	21 971	1 226 111
Deputy Chief Executive and Managing Director, Funding and Markets	535 046	461 700	14 661	20 049	14 219	1 045 675
Managing Director, Client Advisory	348 378	224 775	12 056	19 587	10 643	615 439
Managing Director, Risk and Financial Operations	348 474	208 125	14 240	20 033	10 141	601 013
Managing Director, Corporate Services	317 419	170 000	29 831	35 748	10 735	563 733

Total	2 248 377	1 533 839	86 643	115 403	67 709	4 051 971

	SHORT-TERM EMPLOYMENT BENEFITS			POST-EMPLOYMENT BENEFITS	LONG-TERM BENEFITS	TOTAL
30 JUNE 2017	BASE $	SHORT-TERM INCENTIVE $	NON- MONETARY $	$	$	$
Chief Executive	678 587	464 668	14 861	19 548	18 019	1 195 683
Deputy Chief Executive and Managing Director, Funding and Markets	527 788	437 250	10 182	19 548	14 239	1 009 007
Managing Director, Client Advisory	328 661	208 688	10 829	19 548	11 150	578 876
Managing Director, Risk and Financial Operations	329 251	211 689	10 039	19 548	9 251	579 778
Managing Director, Corporate Services	290 509	169 600	24 611	38 062	10 836	533 618

Total	2 154 796	1 491 895	70 522	116 254	63 495	3 896 962

(e)	Other transactions

QTC’s Capital Markets Board members’ directorships are disclosed in the corporate governance section of the Annual Report. No remuneration is paid or payable by QTC to the Under Treasurer as QTC’s Corporation Sole.

There were no transactions between QTC and entities controlled by key management personnel or loans to/from key management personnel during the financial year.

22	Auditor’s remuneration

The external auditor (Auditor-General of Queensland) does not provide any consulting services to QTC. Details of amounts paid or payable to the auditor of QTC (GST exclusive) are shown below:

	2018 $	2017 $

Audit services
Audit and review of QTC financial statements	379 250	400 000

48	ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Other information

For the year ended 30 June 2018

23	Investments in companies

Investments in the following companies are held at cost:

NAME	PRINCIPAL ACTIVITIES
Queensland Treasury Holdings Pty Ltd (QTH)	Holding company for a number of subsidiaries and strategic investments held on behalf of the State of Queensland
Queensland Lottery Corporation Pty Ltd	Holds the Golden Casket lottery licence and trade marks
DBCT Holdings Pty Ltd	Holds the bulk coal terminal tenure and facilities at Dalrymple Bay near Mackay, which it has leased under a long term lease arrangement
Queensland Airport Holdings (Mackay) Pty Ltd	Owns the Mackay airport land and infrastructure which it has leased under a 99 year lease arrangement
Queensland Airport Holdings (Cairns) Pty Ltd	Owns the Cairns airport land and infrastructure which it has leased under a 99 year lease arrangement
Brisbane Port Holdings Pty Ltd	Owns the Port of Brisbane tenure and infrastructure which it has leased under a 99 year lease arrangement

QTH is incorporated and domiciled in Brisbane, Australia. QTH holds a 100 per cent beneficial interest in the companies listed above. QTC does not apply the equity method to its investment in QTH (refer note 2 (o) Judgments and assumptions).

24	Dividends

Each year the Board determines the appropriate level of dividends to be declared taking into consideration the financial situation of the Corporation. In the current year, the Board has not provided for a dividend. In the prior financial year a dividend of $500 million was provided for and paid.

25	Events subsequent to balance date

On 2 July 2018, Brisbane City Council (BCC) exercised an option to purchase their buses and ferries in accordance with the lease agreements with QTC. As part of the transaction, the buses were refinanced by BCC with a third party, while the City Cats were purchased outright. On the day of the transaction QTC received $59.1 million from BCC to payout the leases, resulting in a $0.3 million gain.

There are no other matters or circumstances which have arisen since the end of the financial year that have significantly affected or may significantly affect the operations of QTC, the results of those operations or the state of affairs of QTC in future years.

ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION	49

Certificate of the Queensland Treasury Corporation

The foregoing general purpose financial statements have been prepared in accordance with the Financial Accountability Act 2009 and other prescribed requirements.

The Directors draw attention to note 2(a) to the financial statements, which includes a statement of compliance with International Financial Reporting Standards.

We certify that in our opinion:

(i)	the prescribed requirements for establishing and keeping the accounts have been complied with in all material respects, and

(ii)

the foregoing annual financial statements have been drawn up so as to present a true and fair view of Queensland Treasury Corporation’s assets and liabilities, financial position and financial performance for the year ended 30 June 2018. The financial statements are authorised for issue on the date of signing this certificate which is signed in accordance with a resolution of the Capital Markets Board.

G P BRADLEY	P C NOBLE
Chairman	Chief Executive

Brisbane

28 August 2018

50	ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION

Independent Auditor’s report

INDEPENDENT AUDITOR’S REPORT

To the Capital Markets Board of Queensland Treasury Corporation

Report on the audit of the financial report

Opinion

I have audited the accompanying financial report of Queensland Treasury Corporation.

In my opinion, the financial report:

a)	gives a true and fair view of the entity’s financial position as at 30 June 2018, and its financial performance and cash flows for the year then ended

b)	complies with the Financial Accountability Act 2009, the Financial and Performance Management Standard 2009 and Australian Accounting Standards

c)	also complies with International Financial Reporting Standards as disclosed in Note 2(a).

The financial report comprises the balance sheet as at 30 June 2018, the statement of comprehensive income, statement of changes in equity and statement of cash flows for the year then ended, notes to the financial statements including summaries of significant accounting policies and other explanatory information, and the management certificate given by the Chairman and Chief Executive.

Basis for opinion

I conducted my audit in accordance with the Auditor-General of Queensland Auditing Standards, which incorporate the Australian Auditing Standards. My responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Report section of my report.

I am independent of the entity in accordance with the ethical requirements of the Accounting Professional and Ethical Standards Board’s APES 110 Code of Ethics for Professional Accountants (the Code) that are relevant to my audit of the financial report in Australia. I have also fulfilled my other ethical responsibilities in accordance with the Code and the Auditor-General of Queensland Auditing Standards.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my opinion.

Key audit matter

Key audit matters are those matters that, in my professional judgement, were of most significance in my audit of the financial report of the current period. These matters were addressed in the context of the audit of the financial report as whole, and in forming the auditor’s opinion thereon, and I do not provide a separate opinion on these matters.

ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION	51

Valuation, presentation and disclosure of investment in Long Term Assets ($30 billion as at 30 June 2018)

(Refer Notes 16, 17 and 18)

Key audit matter

Long term assets (LTA) are invested in unlisted unit trusts (‘the trusts’) managed by Queensland Investment Corporation (QIC). The trusts in turn invest in various asset classes, some of which are illiquid in nature (‘underlying investments’).

Significant judgement is required to determine whether the unaudited valuations advised by QIC are materially consistent with the fair value as at 30 June 2018, or if an adjustment is required.

The fair value of these underlying investments is based on the hard-close unit prices as at 30 June 2018 as advised by QIC to QTC on 24 August 2018.

In some instances, the prices advised by QIC are based on unaudited valuation statements provided by the external managers of the underlying investments that relate to a date prior to 30 June 2018. QIC continues to monitor and provides updated advice to QTC on the potential impact on the value of these investments arising from the subsequent receipt of updated valuations from external managers and audited financial statements.

Additionally, there is a high level of subjectivity in classifying the investments in the appropriate level within the fair value hierarchy for the following reasons:

a.	some of the underlying assets are considered illiquid in nature (i.e., these are not readily convertible to cash)

b.	LTA is the sole investor in some of the trusts, and as a result there are restrictions that may be imposed by QIC on LTA to liquidate the investments.

How my audit addressed this key audit matter

My procedures included but were not limited to:

•

Reviewing the audited assurance report on controls over investment management services for the period 1 July 2017 to 30 June 2018 to obtain confirmation that the controls at QIC are appropriately designed and implemented, and operating effectively.

•	Reviewing the management representation letter provided by QIC confirming the following processes were performed by QIC:

•	checks performed over pricing of the underlying assets at 30 June 2018 and

•	checks performed post balance date on prices for highly illiquid investments.

•	Confirming the value of the investments reported at 30 June 2018 by:

•	Agreeing the reported value in QIC’s confirmation to the financial statements

•

Obtaining a confirmation from QIC on any changes to the value initially reported and assessing the impact of changes in value to the financial statements. Where the change in prices is materially different to the prices initially determined at 30 June 2018, we request management to recognise the change in the prices to reflect the correct valuation.

•

Obtaining an understanding of the underlying investments in the trusts and the pricing mechanism adopted by QIC. This in turn determines the appropriate fair value hierarchy disclosure in the financial statements of QTC under AASB13 Fair Value Measurement.

52	ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION

•

Reviewing the fair value hierarchy disclosure in note 18 to ensure the classification is in accordance with my understanding of the underlying investment and pricing mechanism, and in accordance with AASB13 Fair Value Measurement.

Other information

Other information comprises the information included in the entity’s annual report for the year ended 30 June 2018, but does not include the financial report and my auditor’s report thereon.

Those charged with governance are responsible for the other information.

My opinion on the financial report does not cover the other information and accordingly I do not express any form of assurance conclusion thereon.

In connection with my audit of the financial report, my responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial report or my knowledge obtained in the audit or otherwise appears to be materially misstated.

If, based on the work I have performed, I conclude that there is a material misstatement of this other information, I am required to report that fact.

I have nothing to report in this regard.

Responsibilities of the entity for the financial report

The Board is responsible for the preparation of the financial report that gives a true and fair view in accordance with the Financial Accountability Act 2009, the Financial and Performance Management Standard 2009 and Australian Accounting Standards, and for such internal control as the Board determines is necessary to enable the preparation of the financial report that is free from material misstatement, whether due to fraud or error.

The Board is also responsible for assessing the entity’s ability to continue as a going concern, disclosing, as applicable, matters relating to going concern and using the going concern basis of accounting unless it is intended to abolish the entity or to otherwise cease operations.

Auditor’s responsibilities for the audit of the financial report

My objectives are to obtain reasonable assurance about whether the financial report as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the Australian Auditing Standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of this financial report.

ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION	53

As part of an audit in accordance with the Australian Auditing Standards. I exercise professional judgement and maintain professional scepticism throughout the audit. I also:

•

Identify and assess the risks of material misstatement of the financial report, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for expressing an opinion on the effectiveness of the entity’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the entity.

•

Conclude on the appropriateness of the entity’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the entity’s ability to continue as a going concern. If I conclude that a material uncertainty exists. I am required to draw attention in my auditor’s report to the related disclosures in the financial report or. if such disclosures are inadequate, to modify my opinion. I base my conclusions on the audit evidence obtained up to the date of my auditor’s report. However, future events or conditions may cause the entity to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the financial report, including the disclosures, and whether the financial report represents the underlying transactions and events in a manner that achieves fair presentation.

I communicate with the Board regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

From the matters communicated with the Board. I determine those matters that were of most significance in the audit of the financial report of the current period and are therefore the key audit matters, I describe these matters in my auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, I determine that a matter should not be communicated in my report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

Report on other legal and regulatory requirements

In accordance with s,40 of the Auditor-General Act 2009, for the year ended 30 June 2018.

a) I received all the information and explanations I required.

b) In my opinion, the prescribed requirements in relation to the establishment and keeping of accounts were complied with in all material respects.

28 August 2018

Brendan Worrall	Queensland Audit Office
Auditor-General	Brisbane

54	ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION

Appendices

Appendix A – Statutory and mandatory disclosures	56

Appendix B – Glossary	57

Appendix C – Compliance checklist	58

Appendix D – Contacts	59

ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION	55

Appendix A – Statutory and mandatory disclosures

QTC is required to make various disclosures in its Annual Report. QTC is also required to make various disclosures on the Queensland Government’s Open Data website (qld.gov.au/data) in lieu of inclusion in its Annual Report. This Appendix sets out those mandatory disclosure statements that are not included elsewhere in the report or made available on the Open Data website.

Information systems and record keeping

During the year, QTC continued its compliance with the provisions of the Public Records Act 2002, and its implementation of the Information Standard 40: Recordkeeping and Information Standard 31: Retention and Disposal of Public Records.

QTC has continued its work with State Archives on the development of a QTC-specific Local Retention and Disposal Schedule, and provides training to staff in the appropriate management of public records in all formats, including email.

During the year, QTC continued to enhance its electronic document management system for improved information management and storage cost reduction.

Public Sector Ethics Act

QTC provides the following information pursuant to obligations under section 23 of the Public Sector Ethics Act 1994 (Qld) to report on action taken to comply with certain sections of the Act.

QTC employees are required to comply with QTC’s Code of Conduct for employees, which aligns with the ethics principles and values in the Public Sector Ethics Act 1994 (Qld), as well as the Code of Conduct established by the Australian Financial Markets Association of which QTC is a member. Both codes are available to employees via QTC’s intranet. A copy of QTC’s Code of Conduct can be inspected by contacting QTC’s Human Resources Group (see Appendix E for contact details). Appropriate education and training about the Code of Conduct has been provided to QTC staff.

QTC’s human resource management and corporate governance policies and practices ensure that QTC:

•	acts ethically with regard to its Code of Conduct and within appropriate law, policy and convention, and

•	addresses the systems and processes necessary for the proper direction and management of its business and affairs.

QTC is committed to:

•	observing high standards of integrity and fair-dealing in the conduct of its business, and

•	acting with due care, diligence and skill.

QTC’s Compliance Policy requires that QTC and all employees comply with the letter and the spirit of all relevant laws and regulations, industry standards, and relevant government policies, as well as QTC’s own policies and procedures.

Remuneration: Board and Committee

For the year ending 30 June 2018, the remuneration and committee fees of the QTC Capital Market Board members (excluding superannuation contributions and non-monetary benefits) were as follows:

Board		Committee
Chairperson	$100,527	Chairperson	$6,658
Member	$33,551	Member	$5,152

The total remuneration payments made to the members of the QTC Capital Market Board was $331,330 and the total on-costs (including travel, accommodation, and hiring of motor vehicles for the members) was $29,897.

No payments in relation to remuneration or on-costs (including travel, accommodation, and hiring of motor vehicles for the members) were made to members of the Long Term Asset Advisory Board in the year ending 30 June 2018.

Related entities

The related entities in Note 23 are not equity accounted in the financial report of the Queensland Treasury Corporation. These entities are consolidated into Queensland Treasury’s financial report.

56	ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION

Appendix B – Glossary

Australian Government Guarantee (AGG): Also known as the Commonwealth Government Guarantee. In response to the global financial crisis, on 25 March 2009, the Australian Government provided a time-limited, voluntary guarantee over existing and new Australian state and territory government borrowing. On 16 June 2009, the Queensland Government took up the guarantee on all existing QTC AUD denominated benchmark bond lines (global and domestic) with a maturity date of between 12 months and 180 months (1-15 years). The RBA approved QTC’s application on 11 December 2009. The AGG was withdrawn for new borrowings after 31 December 2010.

Basis point: One hundredth of one per cent (0.01 per cent).

Bond: A financial instrument where the borrower agrees to pay the investor a rate of interest for a fixed period of time. A typical bond will involve regular interest payments and a return of principal at maturity.

Commonwealth Government Guarantee (CGG):

See Australian Government Guarantee above.

CP (commercial paper): A short-term money market instrument issued at a discount with the full face value repaid at maturity. CP can be issued in various currencies with a term to maturity of less than one year.

Credit rating: Measures a borrower’s creditworthiness and provides an international framework for comparing the credit quality of issuers and rated debt securities. Rating agencies allocate three kinds of ratings: issuer credit ratings, long-term debt and short-term debt. Issuer credit ratings are among the most widely watched. They measure the creditworthiness of the borrower including its capacity and willingness to meet financial obligations. QTC has a strong rating from two rating agencies—Standard & Poor’s, and Moody’s.

Fixed Income Distribution Group: A group of financial intermediaries who market and make prices in QTC’s debt instruments.

Floating rate notes (FRNs): A debt instrument which pays a variable rate of interest (coupon) at specified dates over the term of the debt, as well as repaying the principal of the maturity date. The floating rate is usually a money market reference rate, such as BBSW, plus a fixed margin. Typically the interest is paid quarterly or monthly.

GOC: Government-owned Corporation.

Green Bond: QTC Green Bonds are guaranteed by the Queensland State Government, issued under the AUD Bond Program with 144A capability and certified by the Climate Bonds Initiative. Proceeds from QTC Green Bonds are to be used to fund qualifying green projects and assets for the State of Queensland. The proceeds are allocated to specific projects that support Queensland’s transition to a low-carbon and climate resilient economy. The qualifying green projects and QTC’s Green Bond Framework have been certified by the Climate Bonds Initiative and verified by DNV GL, an approved third-party assurance provider.

Issue price: The price at which a new security is issued in the primary market.

Liquid: Markets or instruments are described as being liquid, and having depth, if there are enough buyers and sellers to absorb sudden shifts in supply and demand without price distortions.

Market value: The price at which an instrument can be purchased or sold in the current market.

MTN (Medium-Term Note): A financial debt instrument that can be structured to meet an investor’s requirements in regards to interest rate basis, currency and maturity. MTNs usually have maturities between 9 months and 30 years.

QTC: Queensland Treasury Corporation.

RBA: Reserve Bank of Australia.

T-Note (Treasury Note): A short-term money market instrument issued at a discount with the full face value repaid at maturity. T-Notes are issued in Australian dollars with a term to maturity of less than 1 year.

ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION	57

Appendix C – Compliance checklist

SUMMARY OF REQUIREMENT		BASIS FOR REQUIREMENT	ANNUAL REPORT REFERENCE
LETTER OF COMPLIANCE	A letter of compliance from the accountable officer or statutory body to the relevant Minister/s	ARRs –section 7	Page 1

ACCESSIBILITY	Table of contents Glossary	ARRs – section 9.1	Inside front cover Appendix B
	Public availability	ARRs – section 9.2	Appendix D
	Interpreter service statement	Queensland Government Language Services Policy ARRs – section 9.3	Appendix D
	Copyright notice	Copyright Act 1968 ARRs – section 9.4	Back cover

GENERAL	Introductory information	ARRs – section 10.1	Page 2-5
INFORMATION	Agency role and main functions	ARRs – section 10.2	Page 2-3
	Operating environment	ARRs – section 10.3	Pages 3-13, 16

NON-FINANCIAL PERFORMANCE	Government’s objectives for the community	ARRs – section 11.1	Pages 6-11
	Agency objectives and performance indicators	ARRs – section 11.3	Pages 4-11

FINANCIAL PERFORMANCE	Summary of financial performance	ARRs – section 12.1	Pages 4-5, Notes to Financial Statements: Pages 17-49

GOVERNANCE –	Organisational structure	ARRs – section 13.1	Pages 12-16
MANAGEMENT	Executive management	ARRs – section 13.2	Page 4-5, 14-16
AND STRUCTURE	Public Sector Ethics Act 1994	Public Sector Ethics Act 1994 ARRs – section 13.4	Appendix A

GOVERNANCE – RISK MANAGEMENT	Risk management	ARRs – section 14.1	Page 10
AND	Audit committee	ARRs – section 14.2	Pages 12-13, 56
ACCOUNTABILITY	Internal audit	ARRs – section 14.3	Page 16
	Information systems and recordkeeping	ARRs – section 14.5	Appendix A

GOVERNANCE – HUMAN RESOURCES	Strategic workforce planning and performance	ARRs – section 15.1	Pages 10-11

OPEN DATA	Consultancies	ARRs – section 33.1	Appendix A
	Overseas travel	ARRs – section 33.2	Appendix A
	Queensland Language Services Policy	ARRs – section 33.3	Appendix A

FINANCIAL STATEMENTS	Certification of financial statements	FAA – section 62 FPMS –sections 42, 43 and 50 ARRs – section 17.1	Page 50
	Independent Auditor’s Report	FAA – section 62 FPMS – section 50 ARRs – section 17.2	Pages 51-54

Note: This checklist excludes reference to any requirements that do not apply to QTC for the current reporting period. FAA: Financial Accountability Act 2009; FPMS: Financial and Performance Management Standard 2009; ARRs: Annual report requirements for Queensland Government agencies

58	ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION

Appendix D – Contacts

Queensland Treasury Corporation

Level 31, 111 Eagle Street

Brisbane Queensland Australia

GPO Box 1096

Brisbane Queensland

Australia 4001

Telephone:	+61 7 3842 4600
Email:	enquiry@qtc.com.au
Internet:	www.qtc.com.au

Queensland Treasury Corporation’s annual reports (ISSN 1837-1256 print; ISSN 1837-1264 online) are available on QTC’s website at www.qtc.com.au/about-qtc/annual-reports.

If you would like a copy of a report posted to you, please call QTC’s reception on +61 7 3842 4600.

If you would like to comment on a report, please complete the online enquiry form located on our website.

Telephone
Queensland Treasury Corporation (Reception)	+61 7 3842 4600
Stock Registry (Link Market Services Ltd)	1800 777 166

QTC is committed to providing accessible services to Queensland residents from culturally and linguistically diverse backgrounds. If you have difficulty understanding this report, please contact QTC’s reception on +61 7 3842 4600 and we will arrange for an interpreter to assist you.

ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION	59

Appendix D – Contacts continued

Dealer panels as at 30 June 2018

Note: actual dealer entities may vary depending on the facility and location of the dealer.

DOMESTIC AND GLOBAL AUD BOND FACILITY DISTRIBUTION GROUP	TELEPHONE
Australia and New Zealand Banking Group Ltd
Domestic (Australia)	+61 2 8037 0220
Global (London)	+44 203 229 2070
Bank of America Merrill Lynch
Domestic (Australia)	+61 2 9226 5570
Global (London)	+44 207 995 6750
Citigroup Global Markets Australia Ltd
Domestic (Australia)	+61 2 8225 6440
Global (London)	+44 207 986 9521
Commonwealth Bank of Australia
Domestic (Australia)	+61 2 9117 0020
Global (London)	+44 207 329 6444
Deutsche Capital Markets Australia[1]
Domestic (Australia)	+61 2 8258 1444
Global (London)	+44 207 547 1931
JP Morgan
Domestic (Australia)	+61 2 9003 7988
Global (London)	+44 207 742 1829
National Australia Bank Ltd
Domestic (Australia)	+61 2 9295 1166
Global (London)	+44 207 796 4761
Nomura International Plc
Domestic (Australia)	+61 2 8062 8000
Global (London)	+44 207 103 6631
RBC Capital Markets
Domestic (Australia)	+61 2 9033 3222
Global (London)	+44 207 029 0094
UBS Investment Bank[2]
Domestic (Australia)	+61 2 9324 2222
Global (London)	+44 207 567 3645
TD Securities
Domestic (Australia)	+61 1800 646 497
Global (London)	+44 207 628 4334
Westpac Banking Corporation
Domestic (Australia)	+61 2 8204 2711
Global (London)	+44 207 7621 7620

PANEL MEMBERS	TELEPHONE
QTC Treasury Note Facility Dealer Panel
Australia and New Zealand Banking Group Ltd	+61 2 8037 0360
Commonwealth Bank of Australia Ltd (Sydney)	+61 2 9117 0020
Deutsche Bank AG (Sydney)	+61 2 8258 2288
National Australia Bank Ltd (Sydney)	+61 2 9295 1133
Westpac Banking Corporation Ltd (Sydney)	+61 2 8204 2744
US Commercial Paper Facility Dealer Panel
Bank of America Merrill Lynch	+1 646 855 6333
Citigroup Global Markets Inc (New York)	+1 212 723 6252
UBS Securities	+1 203 719 7014
Multicurrency Euro Commercial Paper Facility Dealer Panel
Bank of America Merrill Lynch	+44 207 996 8904
Barclays Bank Plc (Hong Kong)	+852 2903 3201
Citigroup International Plc (London)[3]	+44 207 986 9070
UBS Ltd (Hong Kong)	+852 2971 6455
Multicurrency Euro Medium-Term Note Facility Dealer Panel[4]
Includes all Domestic and Global AUD Bond Facility Distribution Group
Multicurrency US Medium-Term Note Facility Dealer Panel
Australia and New Zealand	+1 212 801 9160
Banking Group Limited
Bank of America Merrill Lynch	+1 646 855 8032
Citigroup (New York)	+1 212 723 6171
Commonwealth Bank of Australia	+44 207 329 6444
Daiwa Capital Markets Europe Limited	+61 3 9916 1313
Deutsche Bank Securities Inc (New York)[3]	+1 212 250 6801
JP Morgan	+1 212 834 4533
National Australia Bank (New York)	+1 212 916 9677
RBC Capital Markets (New York)	+1 212 858 833
TD Securities	+1 212 827 7199
UBS Investment Bank	+1 203 719 1830

1	Lead Manager – United States
2	Lead Manager – Europe
3	Lead Arranger
4	Lead Arranger – UBS Ltd (London)

60	ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION

Appendix D – Contacts continued

Issuing and paying agents

	CONTACT	TELEPHONE	FACSIMILE	EMAIL
AUD Treasury Notes Austraclear Services Ltd Sydney	Help Desk	1300 362 257	+61 2 9256 0456	cad@asx.com.au
AUD Domestic Bonds Link Market Services Ltd	Markings/Transfers	+61 2 8571 6488	+61 2 9287 0315	qtcops@linkmarketservices.com.au
AUD Global Bonds Deutsche Bank Trust Company Americas	Client Services	+1 904 645 1216	+1 615 866 3887	dwac.processing@db.com
Euro Commercial Paper Deutsche Bank AG, London	Client Services	+44 207 545 8000	+44 207 547 6149	tss-gds.row@db.com
US Commercial Paper Deutsche Bank Trust Company Americas	Client Services	+1 866 770 0355	+1 732 578 2655	mmi.operations@db.com
Euro Medium-Term Notes Deutsche Bank AG, London	Client Services	+44 207 545 8000	+44 207 547 6149	tss-gds.row@db.com
US Medium-Term Notes Deutsche Bank Trust Company Americas	Client Services	+1 866 797 2808	+1 212 461 4450	mtn.operations@db.com

Information for institutional investors

Core to its key funding principles, QTC is committed to being open and transparent with investors and its partners in the financial markets.

Through its website, QTC provides a range of information for investors on its various funding facilities and annual borrowing program. The website also provides information and links about Australia and Queensland to help investors gain a better understanding of:

•	the different levels of government in Australia

•	the forms of fiscal support the Australian Government provides to the states and territories

•	relevant governance practices, legislation and polices

•	financial data and budget information, and

•	economic and trade data.

QTC also offers investors the ability to subscribe to quarterly funding updates.

Website: qtc.qld.gov.au/institutional-investors

Quarterly investor updates: Subscribe from the institutional investor section of the website

Bloomberg ticker: qtc

ANNUAL REPORT 2017-18 | QUEENSLAND TREASURY CORPORATION	61

GPO Box 1096 Brisbane Qld Australia 4001 Telephone: +61 7 3842 4600 www.qtc.com.au

© Queensland Treasury Corporation 2018